Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
CORNERSTONE BUILDING BRANDS, INC.
and
BLUESCOPE STEEL NORTH AMERICA CORPORATION
Dated as of April 10, 2022

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF BUYER

3.1	Organization, Good Standing and Qualification	21
3.2	Authority; Approval	22
3.3	Governmental Filings; No Violations; Certain Contracts	22
3.4	Litigation	22
3.5	Availability of Funds	22
3.6	Solvency	23
3.7	Investment Intent	23
3.8	Brokers and Finders	23
3.9	Access and Information	23
3.10	No Other Representations or Warranties	23

	ARTICLE IV

	COVENANTS

4.1	Interim Operations of the Business	24
4.2	Cooperation and Efforts to Consummate Transactions; Status Updates	28
4.3	Regulatory Filings/Approvals	29
4.4	Third-Party Consents	31
4.5	Access and Reports; Retention of Books and Records	32
4.6	Publicity	34
4.7	Employee Benefits	35
4.8	Indemnification	37
4.9	Confidentiality	38
4.10	Releases	38
4.11	Tax Matters	40
4.12	Reserved	42
4.13	Worker Adjustment and Retraining Notification	42
4.14	Pre-Closing Reorganization	42
4.15	Commingled Contracts	42
4.16	Wrong Pockets	42
4.17	Affiliate Agreements	43
4.18	Transition Planning	43
4.19	Use of Seller Marks	43
4.20	Further Assurances	44

4.21	Indebtedness; Title Insurance; Release of Liens	44
4.22	Insurance	44
4.23	Non-Solicitation	45
4.24	Exclusivity	46
4.25	Transition Services Agreement	47
4.26	Employee Leasing	47

	ARTICLE V

	CONDITIONS

5.1	Conditions to Each Party’s Obligation to Consummate the Transactions	47
5.2	Conditions to Obligation of Buyer	48
5.3	Conditions to Obligations of Seller	49
5.4	Frustration of Closing Conditions	50

	ARTICLE VI

	TERMINATION

6.1	Termination	50
6.2	Effect of Termination and Abandonment	51

	ARTICLE VII

	SURVIVAL; POST-CLOSING RECOURSE

7.1	No Survival	51
7.2	No Recourse Against Seller	52

	ARTICLE VIII

	MISCELLANEOUS AND GENERAL

8.1	Amendment; Waiver	52
8.2	Expenses	52
8.3	Counterparts	52
8.4	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	52
8.5	Notices	54
8.6	Entire Agreement	55

8.7	No Third-Party Beneficiaries	55
8.8	Severability	55
8.9	Interpretation; Construction	55
8.10	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	57
8.11	Successors and Assigns	58
8.12	Fulfillment of Obligations	59

Exhibit A:	Definitions
Exhibit B-1:	Metal Coaters Supply Agreement
Exhibit B-2:	Metal Prep Supply Agreement
Exhibit C:	Transition Services Agreement
Exhibit D:	Illustrative Working Capital Calculation
Exhibit E:	Accounting Principles
Exhibit F:	Instrument of Assignment
Exhibit G:	IRS Form 8822-B
Exhibit H:	Illustrative Steel Inventory Adjustment Calculation

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of April 10, 2022 (the “Execution Date”), is made by and between BlueScope Steel North America Corporation, a Delaware corporation (“Buyer”), and Cornerstone Building Brands, Inc., a Delaware corporation (“Seller” and, together with Buyer, the “Parties”). Except as otherwise indicated herein, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A.
RECITALS
WHEREAS, Seller is engaged in the business of coil coating, slitting, embossing and/or painting of light-gauge and heavy-gauge metal coils at the facilities set forth on Section 1.1 of the Seller Disclosure Letter (the “Business”);
WHEREAS, on the terms and subject to the conditions set forth herein, prior to the Closing, Seller and certain of its Affiliates will take the steps set forth on Section 1.2 of the Seller Disclosure Letter (the “Pre-Closing Reorganization”), including the transfer of all Transferred Assets and Assumed Liabilities to Metal Coaters, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, as of the Execution Date, Seller, or a Subsidiary of Seller, owns all of the issued and outstanding limited liability company interests of the Company (the “Interests”);
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in connection with the Transactions, at the Closing, the Company and Seller will enter into a supply agreement with respect to light-gauge coil coating services substantially in the form attached hereto as Exhibit B-1 and a supply agreement with respect to pre-painted hot rolled steel and heavy-gauge coil coating services substantially in the form attached hereto as Exhibit B-2 (collectively, the “Supply Agreements”);
WHEREAS, in connection with the Transactions, at the Closing, certain of the Parties or their applicable Affiliates will enter into a transition services agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”); and
WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES
1.1    Purchase and Sale of Interests Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, the Interests, free and clear of any Liens, for a cash amount equal to the Closing Cash Consideration, subject to adjustment pursuant to Section 1.4.
1.2    Time and Place of Closing The closing of the purchase and sale of the Interests provided for in this Agreement (the “Closing”) will take place remotely, via electronic exchange of documents, at 9:00 a.m., New York City time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article V to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as Buyer and Seller may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). The Closing will be effective as of 12:01 a.m., New York City time, on the Closing Date (the “Effective Time”).
1.3    Deliveries at Closing
(a)    By Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Buyer:
(i)    an instrument of sale, assignment and transfer with respect to the Interests, substantially in the form set forth in Exhibit F (the “Instrument of Assignment”);
(ii)    counterparts of each of the other Ancillary Agreements, duly executed by Seller or its applicable Affiliates party thereto;
(iii)    a duly executed IRS Form W-9 of the Seller;
(iv)    the certificate contemplated by Section 5.2(c); and
(v)    the written resignations of each of the directors, managers and officers of the Company as Buyer may request no later than three Business Days prior to the Closing Date, in each case, to be effective as of the Closing.
(b)    By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered:
(i)    to Seller, a payment in an amount equal to the Closing Cash Consideration;
(ii)    pursuant to instructions set forth in the Funds Flow Memorandum, payments to the applicable third parties of the Estimated Seller Transaction Expenses to the extent unpaid as of immediately prior to the Closing; provided, that any amounts treated as wages to an employee of the Company shall be paid, as directed in writing by Seller to Buyer prior to the Closing Date, to (i) the Company, which shall pay such amounts, less applicable withholding Taxes, to the applicable recipient through its payroll system, or (ii) directly to such current or former employee, less applicable withholding Taxes, which shall be calculated by the Company and paid by Buyer to the Company’s payroll system for remittance to the applicable Taxing Authority;
(iii)    the certificate contemplated by Section 5.3(c); and

(iv)    counterparts of each of the Ancillary Agreements, duly executed by Buyer or its applicable Affiliates party thereto.
1.4    Purchase Price Adjustment
(a)    Estimated Purchase Price Procedures. No later than three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer (A) the Estimated Closing Statement, together with supporting documentation used by Seller in calculating the amounts set forth therein, and (B) the Funds Flow Memorandum; provided that Seller shall provide a draft (prepared in good faith) of the Estimated Closing Statement to Buyer no later than five Business Days prior to the Closing Date, which shall be for discussion purposes only and shall not have any effect for purposes of the determination of the Closing Cash Consideration. Seller shall consider in good faith the reasonable comments of Buyer to the Estimated Closing Statement and/or Funds Flow Memorandum delivered to Seller no later than one Business Day prior to the Closing Date; provided that if Buyer and Seller fail to mutually agree upon revisions to the Estimated Closing Statement and/or the Funds Flow Memorandum on or prior to the Business Day prior to the Closing Date, then (x) neither Buyer nor Seller shall delay the Closing because of such failure, (y) any revisions to the Estimated Closing Statement and/or the Funds Flow Memorandum mutually agreed between Buyer and Seller shall be used in the determination of the Closing Cash Consideration, and (z) as to any other items (including any items remaining in dispute between Buyer and Seller), the amounts set forth in the Estimated Closing Statement as determined by Seller, without any adjustment, shall be the amounts used in the determination of the Closing Cash Consideration. The agreement of the Parties to revisions to the Estimated Closing Statement and/or the Funds Flow Memorandum, or the failure of the Parties to agree to such revisions, shall not constitute a waiver or limitation of a Party’s rights and obligations pursuant to Section 1.4(b).
(b)    Final Cash Consideration Adjustment Procedures.
(i)    Delivery of the Post-Closing Statement. No later than 90 days after the Closing Date, Seller shall deliver to Buyer the Post-Closing Statement, together with supporting details for and documentation used in calculating each of the amounts set forth therein.
(ii)    Inventory Count. For purposes of informing the determination of the amount of Inventory included in Current Assets and Steel Inventory, Buyer may cause the Company to conduct a physical count of Inventory held by the Company by the first Business Day of the week after the Closing. Seller shall be given prior written notice of such count and shall be entitled to be present for such count, and Buyer shall promptly deliver a copy of the results of the Inventory count to Seller.
(iii)    Access to Information. From the Closing until the determination of the Final Closing Statement, Buyer and Seller shall, and shall cause their respective Affiliates to, upon reasonable prior notice and subject to the execution of customary work paper access letters if requested by accountants of Seller, on the one hand, and Buyer or the Company, on the other hand: (A) provide Seller, Buyer and their respective authorized representatives with reasonable access during normal business hours to any and all facilities, books and records and work papers of the Company relevant to Seller’s preparation of the Post-Closing Statement, Buyer’s review of the Post-Closing Statement, and review of any items set forth in the Notice of Objection; and (B) cooperate with and assist Seller, Buyer and their respective authorized representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel to the extent reasonably requested.
(v)    Notice of Objection. If Buyer has any objections to the Post-Closing Statement or any of the amounts included in the calculation of the Final Cash Consideration set forth therein, it shall deliver to Seller a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified, including Buyer’s proposed alternative value for each disputed item related to Closing Net Working Capital, Closing Steel Inventory Adjustment, Closing Indebtedness, Closing Cash and Closing Seller Transaction Expenses) not later than 45 days after its receipt of the Post-Closing Statement (such 45-day period, the “Review Period”). If Buyer delivers a Notice of Objection to Seller within the Review Period, Seller and Buyer shall work in good faith to resolve Buyer’s objections within the 30-day period following the delivery of the Notice of Objection. If Buyer fails to deliver a Notice of Objection within the Review Period, the Post-Closing Statement shall be deemed to have been accepted by Buyer and shall be deemed final and binding upon all of the Parties and shall be deemed the Final Closing Statement.
(v)    Selection of the Accountant. In the event that Buyer and Seller are unable to resolve in writing all of Buyer’s objections in the Notice of Objection within the 30‑day period (or such longer period as may be agreed by Buyer and Seller) following the delivery of such Notice of Objection, the resolution of all such unresolved items (“Disputed Items”) shall be submitted to Deloitte LLP (or, if Deloitte LLP is unwilling or unable to serve, such other independent accounting firm of recognized national standing in the United States as may be mutually selected by Buyer and Seller) to resolve any remaining disagreements (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). Seller and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder.
(vi)    Submission of Disputed Items. Each of Buyer and Seller shall, promptly (but in any event within 10 Business Days) following the formal engagement of the Accountant, provide the Accountant (copying the other upon submission) with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items (which submissions the Accountant shall promptly distribute to the other Party) and upon receipt thereof, each of Seller and Buyer shall be entitled (no later than five Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Accountant shall promptly distribute to the other applicable Party). There shall be no ex parte communications between Seller (or its representatives) or Buyer (or its representatives), on the one hand, and the Accountant, on the other hand, relating to the Disputed Items, and unless requested by the Accountant in writing, no Party may present any additional information or arguments to the Accountant, either orally or in writing.
(vii)    Accountant’s Determination. The Accountant shall be instructed to render its written determination with respect to the Disputed Items (and only the Disputed Items) as soon as reasonably possible (it being the intention of the Parties that such determination shall be rendered not later than 45 days following the formal engagement of the Accountant). The Accountant shall act as an expert and not as an arbitrator to determine solely the Disputed Items based solely on the submissions and responses of Buyer, on the one hand, and Seller, on the other hand, without independent investigation and in accordance with this Agreement, including the Accounting Principles (as applicable); provided that, for the avoidance of doubt, the Accountant’s determination with respect to any Disputed Items is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining the Final Cash Consideration other than as required by this Agreement (including the Accounting Principles). In resolving any disputed amount in connection with its determination of the Final Cash Consideration, or any component thereof, the Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Party or less than the smallest value for such item claimed by either Party. The Accountant shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to and in accordance with Section 1.4(b)(vi) with respect to the Disputed Items. The determination of the Accountant in accordance with this Section 1.4(b)(vii) shall be binding and final for purposes of this Agreement, absent fraud or manifest error. The Post-Closing Statement resulting from the determinations with respect to the Disputed Items made by the Accountant in accordance with this Section 1.4(b)(vii) shall be deemed the Final Closing Statement.
(viii)    Accountant’s Fees and Expenses. The Accountant shall allocate its costs and expenses between Buyer and Seller based upon the percentage of the aggregate contested amount submitted to the Accountant that is ultimately awarded to Buyer on the one hand, or Seller, on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer. For the avoidance of doubt, the fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and any Notice of Objection, as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party.
(c)    Post-Closing Adjustment Payments.
(i)    Within five Business Days following the determination of the Final Closing Statement:
(A)    if the Post-Closing Adjustment is a negative number, then Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment;
(B)    if the Post-Closing Adjustment is a positive number, then Buyer shall pay to Seller the Post-Closing Adjustment amount; and
(C)    neither Buyer nor Seller shall have any payment or delivery obligation pursuant to this Section 1.4(c)(i) if the Post-Closing Adjustment is zero.
(ii)    Any payment made pursuant to this Section 1.4 shall, for Tax purposes, be deemed to be an adjustment to the consideration payable to Seller. Such amounts shall be paid, in immediately available funds, pursuant to the instructions previously delivered by

Buyer or Seller, as applicable, if any, or as otherwise instructed by the applicable Party in writing.
(d)    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the process set forth in this Section 1.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Cash Consideration.
1.5    Purchase Price Allocation. Buyer and Seller acknowledge and agree that, for U.S. federal and applicable state and local income tax purposes, the purchase of the Interests hereunder shall be treated as a purchase and sale of the Transferred Assets. The purchase price for the Transferred Assets as determined for income tax purposes shall be allocated among the Transferred Assets, and otherwise in accordance with their fair market values consistent with Section 1060 of the Code, and such allocation shall be binding upon the Parties for all applicable federal, state, local and foreign tax purposes (the “Purchase Price Allocation”). Buyer shall prepare and deliver to Seller a draft of the Purchase Price Allocation within 120 days following the Closing Date. Seller shall have the right to review Buyer’s draft Purchase Price Allocation, and if Seller disagrees with or raises objection to such draft Purchase Price Allocation within 45 days after receipt of such proposed Purchase Price Allocation, Buyer and Seller shall consult with one another and attempt in good faith to reach agreement on the disputed items or amounts. If Buyer and Seller mutually agree on the draft Purchase Price Allocation, then Buyer and Seller agree to file (and shall cause their Affiliates to file) all Tax Returns and any other Tax filings required in a manner consistent with the agreed-upon Purchase Price Allocation and shall take no contrary position prior to a final “determination” by a Governmental Entity within the meaning of Section 1313 of the Code. If, on the other hand, Buyer and Seller are unable to mutually agree on the draft Purchase Price Allocation, then Buyer and Seller shall refer any remaining disputes to the Accountant for resolution in accordance with the procedures of Section 1.4(b)(vi) through (viii), mutatis mutandis.
1.6    Withholding. If required by Law, Buyer and Seller may withhold from amounts otherwise payable pursuant to this Agreement such amount as is required to be deducted and withheld with respect to such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If a party intends to withhold (other than as a result of a failure of Seller to comply with Section 1.3(a)(ii) or as a result of a compensatory payment), such party shall provide notice to the party in respect of whom such payment is to be made at least 10 Business Days in advance of any such withholding or deduction (such notice to include the legal authority and the calculation method for the expected withholding), and such parties shall cooperate with each other to take commercially reasonable steps to minimize or eliminate such withholding or deduction.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by Seller prior to the Execution Date (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date), as follows:

2.1    Interests
(a)    Seller or certain of its wholly owned Subsidiaries are the record and beneficial owners of the Interests. Seller or certain of its wholly owned Subsidiaries have good and valid title to the Interests, free and clear of all Liens (other than any restrictions on transfer solely arising under or relating to applicable securities Laws and liens arising under any of the Organizational Documents of the Company). The Interests have been duly authorized and are validly issued, fully paid and non-assessable and constitute all the issued and outstanding equity interests in the Company. Effective as of the Closing, good and valid title to the Interests will pass to Buyer, free and clear of all Liens.
(b)    There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which Seller or any of its Affiliates is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, Interests or any securities or obligations exercisable or exchangeable for, or convertible into, Interests, and no securities or obligations evidencing such rights are authorized, issued or outstanding. All rights and powers to vote the Interests are held exclusively by a wholly owned Subsidiary of Seller. Except for this Agreement and the Company’s Organizational Documents, neither Seller nor any of its Affiliates is a party to any Contract with respect to the equity interests of the Company, including with respect to the voting, purchase, dividend rights, disposition or transfer thereof.
2.2    Organization, Good Standing and Qualification
(a)    Each of Seller, the Company and any Affiliate of Seller that is party to any Ancillary Agreement (including any record owner of Interests) (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, pledge or dispose of its properties and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except (A) in the case of clause (ii), (x) with respect to the Company, where the failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to be material to the Business, and (y) with respect to Seller and such Affiliates other than the Company, where the failure to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and (B) in the case of clause (iii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.
(b)    Seller has made available to Buyer complete and correct copies of the Company’s limited liability company agreement or comparable governing documents, each as amended as of the Execution Date (“Organizational Documents”), and each as so delivered is in full force and effect.
(c)    The Company does not (i) have any Subsidiaries, (ii) own, directly or indirectly, any capital stock, membership interest or other equity interests of any Person or (iii) have any direct or indirect equity or ownership interest in any business. The Company is not a member of or participant in any partnership, joint venture or similar Person.

2.3    Authority; Approval. Each of Seller and any Affiliate of Seller that is party to any Ancillary Agreement has all right, power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly executed and delivered by Seller and its Affiliates party thereto and, when executed and delivered by Buyer and the other parties hereto and thereto, will constitute a valid and binding agreement of Seller and such Affiliates, enforceable against Seller and such Affiliates in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
2.4    Governmental Filings; No Violations.
(a)    Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act or other Antitrust Laws, no material notices, reports or other filings are required to be made by Seller, the Company or any other Affiliate of Seller with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by Seller, the Company or any other Affiliate of Seller from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, the Company or any other Affiliate of Seller party thereto and the consummation of the Transactions.
(b)    The execution, delivery and performance by Seller and its Affiliates of this Agreement and the Ancillary Agreements to which they are a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any Transferred Asset under, (i) any provision of the Organizational Documents of Seller or any applicable Affiliate of Seller, (ii) any Material Contract or material Permit or (iii) assuming (solely with respect to performance of this Agreement and the Ancillary Agreements and consummation of the Transactions) compliance with the matters referred to in Section 2.4(a), any Law to which Seller or any of its Affiliates that is a party to any Ancillary Agreement or through which any portion of the Business is conducted is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would neither, individually or in the aggregate, reasonably be expected to (x) be material to the Business, taken as a whole, nor (y) prevent, materially delay or materially impair the consummation of the Transactions.
2.5    Financial Statements.
(a)    Seller has delivered to Buyer copies of the unaudited trial balances of the Business as of and for the 12 months ended December 31, 2021, December 31, 2020 and December 31, 2019 (collectively, the “Trial Balances”).

(b)    The Trial Balances (i) have been prepared in good faith and in accordance with Seller’s regular accounting policies, practices and methodologies applied on a consistent basis and (ii) are derived from the books and records of Seller and its Affiliates, which are maintained by Seller and its Affiliates in a manner that permits Seller to prepare consolidated financial statements of Seller and its Affiliates in accordance with GAAP.
(c)    Notwithstanding the foregoing, the Trial Balances and the representations and warranties in clauses (a) and (b) of this Section 2.5 are qualified by the fact that (i) the Business has not operated on a separate standalone basis and historically has not been separately reported within Seller’s and its Affiliates’ consolidated financial statements, and (ii) the Trial Balances are not necessarily indicative of what the results of operations and financial position and cash flows of the Business will be in the future.
(d)    Accounts Receivable reflected on the most recent Trial Balance have arisen in the Ordinary Course of Business, and, to the Seller’s Knowledge, represent, or will represent, valid and enforceable obligations arising solely out of bona fide sales, performance of services or other business transactions in the Ordinary Course of Business, and to the Knowledge of Seller, are not subject to any material pending set-offs, counterclaims or valid defenses, other than normal cash discounts accrued in the Ordinary Course of Business and subject to allowances for bad debt recorded on the Trial Balances.
(e)    All of the Inventory is of a quality and quantity usable and saleable in the Ordinary Course of Business in all material respects, except for obsolete, damaged, defective, slow-moving or excess inventory items that have been written off or written down to fair market value or for which adequate reserves have been established. No material amount of such Inventory is with customers, distributors or other Persons, on consignment or otherwise, that could be returned to Seller or any of its Affiliates for a full refund of all or part of the purchase price therefor.
2.6    Absence of Certain Changes.
(a)    Since December 31, 2021, there has not been any Material Adverse Effect.
(b)    From December 31, 2021 until the Execution Date, (i) the Business has been conducted in the Ordinary Course of Business in all material respects (except for actions related to this Agreement or in response to any COVID-19 Measures), and (ii) Seller and its Affiliates have not taken any action with respect to the Business (other than in connection with the formation of the Company or in preparation to implement the Transactions) that, if taken after the date of this Agreement without Buyer’s consent, would constitute a breach of the covenants set forth in Section 4.1 (other than clauses (ii), (iii), (iv), (x), (xvii) and (xix) thereof).
2.7    No Undisclosed Liabilities. There are no Liabilities of the Business other than (a) Liabilities that have been reserved against or reflected in the Trial Balances, (b) Liabilities that were incurred since December 31, 2021 in the Ordinary Course of Business, (c) Liabilities that are Permitted Liens or relate to any Excluded Assets, (d) Liabilities that have been incurred pursuant to this Agreement and in accordance with (and not in violation of) the terms hereof, (e) Liabilities that have been incurred pursuant to any Contract entered into in the Ordinary Course of Business or that is a Material Contract to which Seller or its Affiliates in respect of the Business, or the Company, is a party and in accordance with (and not in violation of) the terms thereof and (f) other Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Business.
2.8    Litigation.
(a)    As of the Execution Date, there are no material Actions pending or, to the Knowledge of Seller, threatened in writing against Seller or its Affiliates with respect to the Business, to which any Transferred Asset is subject, or that is an Assumed Liability (nor has any Governmental Entity indicated an intention to initiate any such Action).
(b)    None of Seller or its Affiliates is a party to, nor is Seller or any of its Affiliates or any Transferred Asset subject to, the provisions of any material Order with respect to the Business or that is an Assumed Liability.
2.9    Employee Benefits.
(a)    Section 2.9(a) of the Seller Disclosure Letter sets forth a correct and complete list of each material Benefit Plan and separately identifies all Transferred Plans. With respect to each such Transferred Plan and material Benefit Plan, Seller has made available to Buyer, to the extent applicable, correct and complete copies of (i) the Benefit Plan document, including any amendments thereto, or, for Benefit Plans that are unwritten or are not Transferred Plans, a written description of such Benefit Plan, (ii) the most recent summary plan description, (iii) the Form 5500 annual reports and all required compliance test results for Transferred Plans for the three most recent available years, (iv) the most recent IRS determination or opinion letter, (v) all related funding agreements that implement each Transferred Plan, (vi) annual financial and actuarial reports for all Transferred Plans, and (vii) any material correspondence to or from any Governmental Entity received in the last year (or, in the case of the Transferred Plans, the last three years) with respect thereto. There has been no amendment to, announcement by the Company or an ERISA Affiliate relating to, or change in employee participation or coverage under, any Transferred Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.
(b)    Each Benefit Plan (including any related trusts) has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including, without limitation, ERISA and the Code. All contributions or other amounts payable by Seller or any of its Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects. There are no claims (other than routine claims for benefits) or proceedings pending or, to the Knowledge of Seller, threatened in writing by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto that would reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries following the completion of the Pre-Closing Reorganization. No Transferred Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity. Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of Seller, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. With respect to any ERISA Plan, neither Seller nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries (following completion of the Pre-Closing Reorganization) reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to

Section 4975 or 4976 of the Code in an amount that could be material. No Transferred Plan and, with respect to the Business Employees, no Benefit Plan provides health or other welfare benefits following retirement or other termination of employment or service of any Person, or to any other Person, other than health continuation coverage pursuant to Section 4980B of the Code.
(c)    Neither the Company nor any ERISA Affiliate, has contributed (or had any obligation of any sort) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(d)    Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or Liability (including any contingent Liability) under, any Multiemployer Plan in the last six years.
(e)    No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(f)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Business Employee to any payment or any material increase in any payment or result in the forgiveness of indebtedness of any current or former Business Employee to the Business, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation or any benefit under any Transferred Plan due to any such Business Employee, (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Transferred Plan or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Business Employee or other service provider to the Business is entitled to receive any additional payment (including any tax gross-up or other payment) from Seller or any of its Affiliates (including the Company) as a result of the imposition of the excise taxes required under Section 4999 of the Code or any taxes required by Section 409A of the Code.
(g)    Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code. No payment to be made under any Benefit Plan is, or to the Knowledge of the Seller, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(h)    No Benefit Plan is maintained outside the jurisdiction of the United States or covers any Business Employees who reside or work outside of the United States.
2.10    Employees; Labor Matters.
(a)    Section 2.10(a) of the Seller Disclosure Letter sets forth an accurate and complete list of any collective bargaining agreement or other agreement with a labor union or like organization that the Seller or any of its Affiliates are a party to or otherwise bound by with respect to any Business Employees (collectively, the “Labor Agreements”). To the Knowledge of Seller, as of the date of this Agreement, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any Business Employees.

(b)    Seller has made available to Buyer accurate and complete copies of each Labor Agreement listed on Section 2.10(a) of the Seller Disclosure Letter. The execution and delivery of this Agreement, shareholder of other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any of the Labor Agreements, and Seller and its Affiliates are in compliance in all material respects with all notification and bargaining obligations pursuant to any Labor Agreements arising in connection with the Transaction.
(c)    As of the Execution Date, there is no strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending or, to the Knowledge of Seller, threatened in writing against the Business. Each of the Company, Seller and its Affiliates in respect of the Business Employees is in material compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment, payments of wages and compensation and equitable pay practices), human rights, privacy, unemployment insurance, occupational safety and health, immigration and work authorization, and workers’ compensation. Seller and its Affiliates with respect to the conduct of the Business are and have been in compliance in all material respects with all COVID-19 Measures with respect to the Business Employees.
(d)    Seller has made available to Buyer a true and correct list that sets forth the job title, location, annual base salary or hourly wage rate, as applicable, bonus or other incentive compensation target, if applicable, commissions, if applicable, work location, exempt or non-exempt status under the applicable wage and hour laws, and active or inactive status of each Business Employee as of the Execution Date.
(e)    Since January 1, 2019, none of Seller or its Affiliates with respect to the conduct of the Business has taken any action that constituted a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or otherwise triggered notice requirements or Liability under state, provincial or local plant closing, notice, or group termination Law.
2.11    Compliance with Laws; Licenses. Since January 1, 2019, the Business has not been, and is not being, conducted in material violation of any Laws. As of the Execution Date, none of the Company, Seller or its Affiliates has received any written communication or, to the Knowledge of Seller, other communication, alleging any material noncompliance with respect to the Business with any such Laws that, as of the Execution Date, has not been cured. Seller and its applicable Affiliates have obtained and are in compliance in all material respects with all material Permits that are necessary to conduct the Business as presently conducted. Each such Permit is valid and in full force and effect, and no suspension, revocation, cancellation or material modification of any such Permit is pending or, to the Knowledge of Seller, has been threatened.
2.12    Material Contracts.
(a)    Section 2.12(a) of the Seller Disclosure Letter sets forth a correct and complete list of each of the following Transferred Contracts, except for any Benefit Plan, to which Seller or its Affiliates, in respect of the Business, or the Company, is a party (each, a “Material Contract”):

(i)    any Lease;
(ii)    each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments, other residual Liability, performance or services or delivery of goods or materials to or by the Business of any amount or value reasonably expected to exceed $2,000,000 in any future 12‑month period;
(iii)    each Contract (A) pursuant to which any third Person has granted any license or other right under any Intellectual Property Rights or IT Assets to Seller or its Affiliates that are material to the Business, other than Contracts (x) with annual fees of less than $150,000 per annum (or $500,000 over the term of the license agreement if license fees are not determined on an annual basis), or (y) for off-the-shelf Software, IT Assets or information technology services that are generally commercially available or (B) material to the Business pursuant to which any Transferred Intellectual Property or Transferred IT Assets are licensed to a third party, other than licenses granted in the Ordinary Course of Business, including in connection with the sale or licensing of products or services of the Business;
(iv)    any partnership agreement, limited liability agreement and affiliation agreement, and any other Contract that creates a strategic alliance, joint venture or similar arrangement;
(v)    each Contract pursuant to which the Company, Seller or any of its Affiliates in respect of the Business acquired another operating business and involving payment obligations in excess of $500,000 under which the Business has ongoing rights or obligations;
(vi)    each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which Seller or any of its Affiliates with respect to the Business could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any Person reasonably expected to result in payments with a value in excess of $200,000 in any 12-month period;
(vii)    each Contract that prohibits the payment of dividends or distributions in respect of the capital stock, membership interests, partnership interests or other equity interests of the Company, the pledging of the capital stock, membership interests, partnership interests or other equity interests of the Company or the incurrence of indebtedness by the Company;
(viii)    each Contract that (A) imposes a non-de minimis restriction on the geographies or businesses or activities in which the Business may operate or engage, (B) contains exclusivity obligations or similar restrictions binding on the Business or that would be binding on the Business after Closing, (C) contains any “take or pay,” “sole source” or “requirements” obligations, or (D) pursuant to which the Business provides any material pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers, including agreements containing “most favored nation” provisions;
(ix)    each Contract creating indebtedness for borrowed money in amounts (A) in excess of $200,000 individually, or (B) in excess of $500,000 in the aggregate or guaranteeing any such obligations in excess of such amounts;

(x)    each Contract involving a remaining commitment by the Business to pay any single capital expenditure in excess of $200,000 or series of capital expenditures in excess of $500,000 in the aggregate; and
(xi)    each Contract directly with a Governmental Entity as a counterparty.
(b)    Seller has made available to Buyer true and complete copies of each Material Contract, in each case as amended or modified and in effect as of the Execution Date. Except for expirations, including any non-renewals, in the Ordinary Course of Business and in accordance with the terms of such Material Contract between the Execution Date and the Closing, each Material Contract is valid, binding and enforceable against Seller, its Affiliates or the Company, as the case may be, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms and is in full force and effect. There is no actual or alleged breach or violation of, or default under, any such Material Contract by Seller, its Affiliates or the Company or, to the Knowledge of Seller, any counterparty thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would reasonably be expected to constitute a default thereunder by Seller, its Affiliates or the Company or would permit or cause the termination, acceleration or modification thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. As of the Execution Date, none of Seller or its Affiliates has provided or received any written notice of any intention to terminate any Material Contract.
2.13    Properties.
(a)    Owned Real Property. Section 2.13(a) of the Seller Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or Seller or its Affiliates that is used primarily in connection with the operation of the Business (the “Owned Real Property”). The Company or Seller or its Affiliates, as applicable, have good and valid title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens. None of the Company or Seller or its Affiliates, as applicable, has (i) granted any outstanding options, rights of first refusal or rights of first offer to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein, (ii) leased, subleased or otherwise granted to any Person the right to use or occupy the Owned Real Property or (iii) received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending with respect to the Owned Real Property and, to the Knowledge of Seller, as of the Execution Date, no such eminent domain, condemnation or other similar proceedings are threatened with respect to the Owned Real Property. The Owned Real Property has access to public roads or valid easements over private streets or private property for ingress to and egress from the Owned Real Property. Seller and its Affiliates account for and accrue costs for labor and material for the construction, equipment, maintenance or repair of any improvements to the Real Property in Net Working Capital in the Ordinary Course of Business.
(b)    Leased Real Property. Section 2.13(b) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of all real property leased, subleased, licensed or otherwise occupied (but not owned) by the Company or Seller or its Affiliates that are used primarily in connection with the operation of the Business (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) and a list of all leases (the “Leases”) entered into by the Company or Seller or its Affiliates with respect to the Leased Real Property. The Company or Seller or its Affiliates have a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens. None of the

Company or Seller or its Affiliates, as applicable, has subleased or otherwise granted to any Person the right to use or occupy the Leased Real Property. None of the Company or Seller or its Affiliates, as applicable, has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending with respect to the Leased Real Property and, to the Knowledge of Seller, no such eminent domain, condemnation or other similar proceedings are threatened with respect to the Leased Real Property.
(c)    Personal Property. Seller and its Affiliates have, and the Company, as of the Closing, will have, good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease or similar contractual arrangement, all of the tangible personal property constituting Transferred Assets that are material to the conduct of the Business, in each case, free and clear of all Liens, other than Permitted Liens.
2.14    Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Business is, and since January 1, 2017 has been, in compliance with all applicable Environmental Laws; (b) the Business is in possession of, and in compliance with, all Permits required for the operation of the business as presently conducted pursuant to applicable Environmental Laws; (c) the Company, Seller and its Affiliates have not received from any Governmental Entity any written notice of any violation of any Environmental Law with respect to the Business, the substance of which has not been resolved with respect to the Business; (d) to the Knowledge of Seller, the Company, Seller and its Affiliates have not Released any Hazardous Substances at any Real Property requiring any investigation, removal, remedial or cleanup actions by Seller or its Affiliates or the Company pursuant to any applicable Environmental Law; (e) Seller has no knowledge of any Releases of any Hazardous Substances at any Real Property requiring the Company to undertake any investigation, removal, remedial or cleanup actions pursuant to any applicable Environmental Law; (f) as of the Execution Date, no action or proceeding is pending or, to the Knowledge of Seller, threatened in writing against the Business under any Environmental Law; and (g) Seller and its Affiliates have delivered or otherwise made available for inspection to Buyer true, complete and accurate copies of any material environmental reports, studies, analyses, tests, monitoring reports or assessments in their possession, including Phase I and Phase II assessments, that have been prepared with respect to the Real Property and the Business. This Section 2.14 contains the sole and exclusive representations and warranties made by Seller relating to Environmental Laws.
2.15    Taxes.
(a)    (i) All material Tax Returns with respect to the Business or the Transferred Assets that are, in each case, required by applicable Law to be filed before the Closing Date by the Seller have been filed or will be filed by the Closing Date in a timely manner (within any applicable extension periods); (ii) such Tax Returns are or will be complete and correct in all material respects, and all material Taxes due and payable (on or before the Closing Date) with respect to the Business or the Transferred Assets have been timely paid in full or will be timely paid in full; (iii) there are no Liens for Taxes upon the Transferred Assets other than Permitted Liens; and (iv) all material Taxes required to be withheld by Seller and its Affiliates in connection with the operation of the Business and the ownership of the Transferred Assets have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

(b)    There is no agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment for or collection of any material Taxes, in each case, currently in effect, by or on behalf of Seller or any of its Affiliates in connection with the operation of the Business or the ownership of the Transferred Assets, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Entity. No material Taxes of Seller or any of its Affiliates in connection with the operation of the Business or the ownership of the Transferred Assets are under audit, examination or investigation by any Governmental Entity. No Governmental Entity has asserted in writing or otherwise any deficiency, adjustment or claim with respect to material Taxes against Seller or any of its Affiliates in connection with the operation of the Business or the ownership of the Transferred Assets with respect to any taxable period for which the period of assessment or collection remains open.
(c)    Seller and its Affiliates in connection with the operation of the Business or the ownership of the Transferred Assets have not received or applied for a material Tax ruling or entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Company after the Closing Date.
(d)    The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law) or (ii) installment sale or open transaction disposition made on or prior to the Closing Date.
(e)    The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) within the last five years.
(f)    From its formation and through the Closing, the Company is and will be properly treated as an entity disregarded as separate from NCI Group, Inc., a Nevada corporation, for federal and, where applicable, state and local income Tax purposes.
(g)    The Company has no liability for the Taxes of any Person, as a transferee or successor, or by contract (except for (i) contracts entered into solely to effect the Pre-Closing Reorganization, (ii) contracts entered into in the ordinary course of business, the primary subject matter of which is not Taxes and (iii) this Agreement), or, solely with respect to state, local, or foreign Taxes, as a result of being a member of a combined, unitary, or similar Tax group.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in Section 2.6 and Section 2.8(b) (in each case to the extent related to Taxes) and in this Section 2.15 are the only representations and warranties being made by Seller with respect to Taxes. Furthermore, notwithstanding anything to the contrary set forth in this Agreement, no representation or warranty is made regarding the amount or the availability, in respect of any taxable period (or portion thereof) beginning after Closing, of any Tax attribute or Tax asset of the Business, including any net operating loss, net capital loss, any Tax basis in assets, any Tax credit, or any other similar item.
2.16    Intellectual Property; Information Technology.

(a)    Seller and its Affiliates, and upon completion of the Pre-Closing Reorganization, the Company, will (i) exclusively own all Transferred Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) own, or have a license or other right to use (including, following the Closing, pursuant to the Transition Services Agreement) all other material Intellectual Property Rights used in the Business as currently conducted, except for the Seller Marks. The Transferred Intellectual Property constitutes all Intellectual Property Rights owned by Seller or its Affiliates that are Related to the Business. All Registered Intellectual Property Rights included in the Transferred Intellectual Property are valid and enforceable and are not subject to any pending cancellation, opposition, interference, reissue or reexamination proceeding.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company following the completion of the Pre-Closing Reorganization, (i) the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and (ii) neither Seller nor any of its Affiliates has received any written notice or claim alleging that the Business is infringing on or has misappropriated or otherwise violated the Intellectual Property Rights of any third Person or challenging Seller’s or its Affiliates’ ownership or use of any Transferred Intellectual Property. To the Knowledge of Seller, no third Person is infringing, misappropriating or otherwise violating the Transferred Intellectual Property in a manner that would reasonably be expected to be materially adverse to the Business. No Person other than (A) as of the Execution Date, Seller and its Affiliates, and (B) following the Pre-Closing Reorganization, the Company, possesses any current or contingent material rights of any kind to any source code included in Transferred Intellectual Property. All current and former employees of Seller and its Affiliates who have contributed to or created any Transferred Intellectual Property that is material to the Business meet the following requirements: (x)(i) any Intellectual Property Rights created by them and included in any Transferred Intellectual Property were created by them entirely within the scope of their employment by Seller and its Affiliates; (y) their copyrightable work product included in any Transferred Intellectual Property is a work made for hire under U.S. copyright law; or (z) they have otherwise validly assigned their rights in and to such Transferred Intellectual Property to Seller or an Affiliate of Seller under invention assignment agreements.
(c)    To the Knowledge of Seller, Software included in the Transferred Intellectual Property (i) is free from known defects, errors in design, and operating defects, and (ii) does not contain any disabling mechanisms or protection features that are designed to disrupt or prevent the use of any such Software, including computer viruses, time locks, or any code, instruction, or device that may be used without authority to access, modify, delete or damage any such Software or any system or equipment on which any such Software is installed or in connection with which it may operate, in each case of clauses (i) and (ii), that would reasonably be expected to have a material adverse impact on the Business.
(d)    Seller and its Affiliates have made commercially reasonable efforts to (i) maintain and protect the confidentiality of any material Trade Secrets included in the Transferred Intellectual Property and (ii) protect the security and integrity of the Transferred IT Assets. To the Knowledge of Seller, no such Trade Secrets material to the Business have been authorized to be disclosed or have been actually disclosed to a third Person, other than (x) to Seller or any of its Affiliates, employees or Independent Contractors, or (y) pursuant to a non-disclosure agreement restricting the disclosure and use thereof.

(e)    Seller and its Affiliates, and upon completion of the Pre-Closing Reorganization, the Company, will (i) exclusively own all Transferred IT Assets, and (ii) own, or have a license or other right to use (including, following the Closing, pursuant to the Transition Services Agreement) all material IT Assets used in the Business as currently conducted.
(f)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company following the completion of the Pre-Closing Reorganization, to the Knowledge of Seller, since January 1, 2019, there has been no unauthorized access to or unauthorized use of any Transferred IT Assets or any Personal Information that, upon completion of the Pre-Closing Reorganization, will be transferred to the Company (“Transferred Personal Information”). The Transferred IT Assets do not contain any virus or malware that would reasonably be expected to have a material adverse impact on the conduct of the Business. The collection, retention, use, transfer and distribution by Seller and its Affiliates of Transferred Personal Information comply in all material respects with all applicable Laws.
(g)    Notwithstanding any other representations and warranties made by Seller in this Agreement, the representations and warranties in this Section 2.16 and in Section 2.12(a)(iii) are the only representations and warranties made by Seller in this Agreement with respect to Intellectual Property Rights and IT Assets.
2.17    Insurance. Seller has made available to Buyer true and correct copies of all material insurance policies maintained by or for the benefit of the Business as of the Execution Date(“Insurance Policies”). Each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, and, as of the Execution Date, no written notice of cancellation, termination or revocation of any Insurance Policy has been received by Seller or its Affiliates, and all premiums due with respect to all Insurance Policies have been paid. Seller and its Affiliates are in compliance in all material respects with all Insurance Policies. There are no material claims by Seller or its Affiliates under any Insurance Policies related to the Business, any Transferred Asset or any Assumed Liability as to which any insurance company is denying liability or defending under a reservation of rights.
2.18    Sufficiency of Assets. Upon (a) the purchase and acquisition of the Interests in accordance with this Agreement, (b) the receipt of the benefits by Buyer of the Commingled Contracts, (c) the receipt of any necessary third-party consents (subject to the Parties’ compliance with Section 4.4(c)), (d) replacement of letters of credit, guarantee and credit support arrangements (a true, correct, and complete list of which is set forth in Section 2.18 of the Seller Disclosure Letter), debt financing and insurance coverages that are not included in the Transactions and (e) the receipt by Buyer of the services and benefits to be provided by Seller and its Affiliates to Buyer under this Agreement, the Supply Agreements and the Transition Services Agreement, Buyer shall have, directly or indirectly, immediately following the Closing, the assets and properties (except for the Seller Marks) and services required for the ongoing conduct of the Business immediately following the Closing in all material respects as the Business is currently being conducted; provided that the foregoing is not a representation or warranty with respect to infringement, or misappropriation or other violation of the Intellectual Property Rights of any third Person.
2.19    Contracts with Affiliates. Section 2.19 of the Seller Disclosure Letter lists all Contracts as of the Execution Date to which the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), or any directors or officers of the Company or Seller or any of its Affiliates, on the other hand, are parties or are otherwise bound or affected (each, a “Disclosed Affiliate Contract”).
2.20    Brokers and Finders. None of Seller, Seller’s Affiliates or any of their respective directors or officers, as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions, except that Seller has employed Rothschild & Co US Inc. as its financial advisor in connection with the Transactions, whose fees shall be included in Seller Transaction Expenses or otherwise paid by Seller or its Affiliates (other than the Company).
2.21    Key Suppliers. Section 2.21 of the Seller Disclosure Letter lists the Key Suppliers. No Key Supplier has terminated its business relationship with the Business, indicated in writing its intention to terminate its business relationship with the Business, or to the Knowledge of Seller, otherwise indicated its intention to terminate its business relationship with the Business, materially reduce the level of products or services supplied to the Business, or otherwise materially and adversely modify its relationship with the Business, in each case, from the period between January 1, 2021 to the Execution Date. Neither Seller nor any of its Affiliates is party to, nor from the period between January 1, 2019 to the Execution Date, has any of them been party to, any Action against or other material dispute with any Key Supplier.
2.2    No Other Representations or Warranties.
(a)    Except for the representations and warranties expressly set forth in this Article II and in the Ancillary Agreements, neither Seller, the Company nor any other Person makes (and Seller, the Company, their respective Subsidiaries and their respective Affiliates hereby disclaim) any other express or implied representation or warranty with respect to Seller, the Company or any of their respective Subsidiaries or their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 2.22(a), nothing in this Section 2.22(a) shall limit Buyer’s remedies with respect to claims of Fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by Seller in this Agreement and in any Ancillary Agreement.
(b)    Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement and in the Ancillary Agreements, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transactions or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and Seller has not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 2.22(b), nothing in this Section 2.22(b) shall limit Seller’s remedies with respect to claims of Fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by Buyer in this Agreement and in any Ancillary Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:
3.1    Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
3.2    Authority; Approval. Buyer has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. This Agreement has been, and each of the Ancillary Agreements will be at the Closing, duly executed and delivered by Buyer and, when executed and delivered by Seller and the other parties hereto and thereto, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
3.3    Governmental Filings; No Violations; Certain Contracts.
(a)    Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act or other Antitrust Laws, no expirations of waiting periods under applicable Laws are required and notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer or the consummation of the Transactions.
(b)    The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of Buyer under (i) any provision of the certificate of incorporation, by-laws or comparable governing documents of Buyer or its Affiliates, (ii) any Contract binding upon Buyer or its Affiliates or (iii) assuming (solely with respect to performance of this Agreement and the Ancillary Agreements and consummation of the Transactions) compliance with the matters referred to in Section 3.3(a), any Law to which Buyer or its Affiliates is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
3.4    Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. Buyer is not a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
3.5    Availability of Funds. Buyer has cash on hand or existing credit facilities of immediately available funds sufficient to enable it to (a) consummate the Transactions, (b) satisfy all of its obligations under this Agreement and (c) pay all related fees and expenses, in each case, when required to do so pursuant to the terms of this Agreement.
3.6    Solvency.
(a)    Buyer is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors.
(b)    Assuming the satisfaction of the conditions to Buyer’s obligation to consummate the Transactions, immediately after giving effect to the Transactions, at and immediately after the Closing, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its existing debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in its businesses and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
3.7    Investment Intent. Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Interests are not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.
3.8    Brokers and Finders. Except for Credit Suisse (Australia) Limited, whose fees and expenses will be paid by Buyer, neither Buyer nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.
3.9    Access and Information. Buyer has conducted to its satisfaction an independent investigation and analysis of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business, including an opportunity to review all documents made available to Buyer in the Data Room, and, in making their determination to proceed with the Transactions, Buyer and each of its Affiliates has relied solely on the results of such independent investigation and analysis and on the representations and warranties of Seller expressly and specifically set forth in Article II (as qualified by the Seller Disclosure Letter with respect thereto). Buyer is knowledgeable about the industries in which the Business and the Company operate, is capable of evaluating the merits and risks of the Transaction as contemplated by this Agreement and is able to bear the economic risk of such investment for an indefinite period of time.
3.10    No Other Representations or Warranties.
(a)    Except for the representations and warranties expressly set forth in this Article III and in the Ancillary Agreements, neither Buyer nor any other Person makes (and Buyer, on behalf of itself, its Subsidiaries and their respective Affiliates hereby disclaims) any other express or implied representation or warranty with respect to the Transactions or to any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Seller, the Company or any of their respective Subsidiaries or their respective Affiliates in connection with the Transactions.
(b)    Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II of this Agreement (as qualified by the Seller Disclosure Letter with respect thereto) and in the Ancillary Agreements, none of Seller, the Company or any other Person has made any express or implied representation or warranty with respect to Seller, the Company or any of their respective Subsidiaries or their respective Affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and Buyer has not relied on any representation or warranty other than those expressly set forth in Article II of this Agreement (as qualified by the Seller Disclosure Letter with respect thereto) and in the Ancillary Agreements; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.10(b), nothing in this Section 3.10(b) shall limit Buyer’s remedies with respect to claims of Fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by Seller in this Agreement and in any Ancillary Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it has not relied on any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and that none of Seller, the Company, any of their respective Affiliates or any other Person shall be subject to any liability to Buyer or any other Person resulting from (i) any misrepresentation or omission by Seller, the Company, any of their respective Affiliates or any other Person with respect to any such information or (ii) Buyer’s use of, or the use by any of its Affiliates or any other Person of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or their respective Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transaction and the other transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Article II of this Agreement (as qualified by the Seller Disclosure Letter with respect thereto) or in an Ancillary Agreement.

ARTICLE IV
COVENANTS
4.1    Interim Operations of the Business.
(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as set forth in Section 4.1(a) of the Seller Disclosure Letter, (ii) as otherwise required by this Agreement (including the Pre-Closing Reorganization), (iii) as required by a Governmental Entity or applicable Law, or (iv) as approved by Buyer in writing (such approval not to be unreasonably withheld or delayed), Seller shall use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business and preserve intact the Business, in each case, in all material respects, shall use commercially reasonable efforts to manage levels of Steel Inventory in a prudent manner in the ordinary course of business, and shall not, and shall cause each of its Affiliates not to, in each case to the extent Related to the Business:
(i)    adopt any change in the Company’s Organizational Documents;
(ii)    merge or consolidate the Company with any other Person, or restructure, reorganize, dissolve or completely or partially liquidate the Company or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Company’s or the Business’s assets, operations or businesses;
(iii)    acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions;
(iv)    other than required by Material Contracts that are in effect as of the Execution Date, Transfer, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions of assets or Inventory in the Ordinary Course of Business and the satisfaction of accounts payable by the payment of Cash in the Ordinary Course of Business and (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate in the Ordinary Course of Business, (C) licenses or similar rights granted with respect to Intellectual Property Rights in the Ordinary Course of Business, (D) expirations, cancellations or lapses of Intellectual Property Rights that are not material to the Business in the Ordinary Course of Business, and (E) Permitted Liens;
(v)    other than Permitted Liens, Transfer, lease or otherwise dispose of any Owned Real Property or Leased Real Property, or acquire any interest in real property or enter into any lease or other material agreement for the use, occupancy or purchase of any real property;
(vi)    issue, Transfer, pledge, dispose of, grant, encumber, or authorize or agree to the issuance, Transfer, pledge, disposition, grant, or encumbrance of, any equity interests of the Company, or securities convertible or exchangeable into or exercisable for any shares of such equity interests, or any options, warrants or other rights of any kind to acquire any such equity interests;

(vii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the equity interests of the Company;
(viii)    permit the Company to make any loans, advances, guarantees or capital contributions to or investments in any Person in excess of $250,000 in the aggregate;
(ix)    permit the Company to incur (including as a result of the Pre-Closing Reorganization) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company, except for (A) indebtedness for borrowed money incurred in the Ordinary Course of Business, not to exceed $250,000 in the aggregate or (B) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial to the Business than the indebtedness being replaced; provided that any indebtedness that is extinguished in full prior to, or concurrently with, the Closing shall not be deemed to be a breach of this provision;
(x)    except as set forth in the capital budget set forth in Section 4.1(a)(x) of the Seller Disclosure Letter, make or authorize any capital expenditures in excess of $500,000 in the aggregate, other than any capital expenditure (A) made or to be made from insurance proceeds for the repair and/or prevention of damage to any property of the Business, (B) necessary to repair and/or prevent damage to any property of the Business in the event of an emergency situation, (C) necessary to address human health and safety issues related to the employees of the Business or (D) necessary to address the consequences of any civil disturbance, hurricane, superstorm, flood, tornado, earthquake or other natural disaster, or any other force majeure event;
(xi)    other than in the Ordinary Course of Business, enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date; provided that in no event shall Seller permit the entry into a Contract that would have been a Material Contract of the nature described in Section 2.12(a)(viii) had it been entered into prior to the Execution Date;
(xii)    other than in the Ordinary Course of Business, or as contemplated by Section 4.15, amend, modify or terminate any Material Contract (for the avoidance of doubt, for purposes of this clause (xii), Ordinary Course of Business includes the renewal of a Material Contract upon the expiration of such contract on terms that are substantially consistent with, or more favorable to the Business than, the Material Contract it is replacing); provided that in no event shall Seller permit the amendment, modification or termination of any Material Contract of the nature described in clause (viii) of Section 2.12;
(xiii)    amend, modify or terminate any Disclosed Affiliate Contract or enter into any Contract that would have been a Disclosed Affiliate Contract if entered into prior to the Execution Date;
(xiv)    make any changes with respect to its accounting policies or procedures, except (x) as may be initiated by Seller or any of Seller’s Affiliates with respect to Seller’s business generally or (y) as required by changes in Law or GAAP (or any interpretation thereof);
(xv)    other than in the Ordinary Course of Business, settle any Action for any consideration other than a monetary payment or for an amount in excess of $500,000 in the aggregate, net of any amount covered by insurance, indemnification or existing reserves established in accordance with GAAP and reflected in the Trial Balances;
(xvi)    (A) file any amended Tax Return or make any Tax election, in each case, other than in the Ordinary Course of Business, (B) make any entity classification election on IRS Form 8832 with respect to the Company, or (C) settle or compromise, for an amount that is greater than $50,000 (measured in the aggregate for any settlement or compromise subject to this Section 4.1(a)(xvi)(C) and excluding any amounts that would be properly reflected in Closing Net Working Capital), any Tax liability, in case of each of clauses (A), (B) and (C), that would reasonably be expected to result in any Tax in respect of the Company for which Buyer or the Company would be responsible following the Closing;
(xvii)    other than (i) as may be required by any Benefit Plan or Labor Agreement, (ii) in the Ordinary Course of Business or (iii) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller and its Affiliates, grant to any Business Employee any material increase in compensation or benefits, including severance, retention or termination pay, or adopt, enter into or materially amend any Benefit Plan;
(xviii)    other than as may be required by any Benefit Plan or Labor Agreement, grant (x) to any Business Employee a new retention bonus or increased severance right that would be payable following the Closing involving an aggregate amount payable to such Business Employee greater than $50,000 or (y) to more than ten Business Employees a new retention bonus or increased severance right that would be payable following the Closing;
(xix)    promote or hire any Business Employee, or any individual who would constitute a Business Employee following such promotion or hiring, with an annual base salary in excess of $150,000 (unless such promotion or hiring is to fill a vacancy left by the departure of a Business Employee or required by any Labor Agreement and is on terms consistent with the Ordinary Course of Business); or
(xx)    agree, authorize or commit to do any of the foregoing with respect to the conduct of the Business.
(b)    Neither Party shall take or permit any of its controlled Affiliates to take any actions that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
(c)    Notwithstanding anything to the contrary in Section 4.1(a), none of Seller, the Company or any of their respective Affiliates shall be prevented from undertaking, or be required to obtain Buyer’s consent with respect to, the following actions and inactions:
(i)    any action or inaction required by Law or by any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, or any other similar Law or Order by any Governmental Entity in connection with or in response to COVID-19 (“COVID-19 Measures”) or required by any Governmental Entity in connection with or in response to COVID-19 (provided that, to the extent reasonably practicable and permitted by applicable Law, Seller shall promptly notify Buyer of any such action or inaction if it would otherwise violate Section 4.1(a)); or

(ii)    any action or inaction required or reasonably necessary to (x) protect the health and safety of the Business’ employees, customers or suppliers and other individuals having business dealings with the Business in connection with COVID-19 or (y) respond to service disruptions caused by COVID-19 or any COVID-19 Measures, in each case to the extent reasonably consistent with actions that have been taken or not taken by Seller or its Affiliates in connection therewith prior to the date hereof (provided that, to the extent reasonably practicable and permitted by applicable Law, Seller shall promptly notify Buyer of any such action or inaction if it would otherwise violate Section 4.1(a)).
(d)    Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any of Seller’s or its Affiliates’ (including the Company’s) operations prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company.
4.2    Cooperation and Efforts to Consummate Transactions; Status Updates.
(a)    Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable and in any event to enable the Closing to occur on or prior to the Initial Outside Date.
(b)    Status Updates. Subject to applicable Laws and as required by any Governmental Entity, Seller and Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications (or where no such copies are available, a reasonably detailed description thereof) received by Buyer or Seller, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions.
4.3    Regulatory Filings/Approvals.
(a)    Submission of Filings and Notices.
(i)    Exchanging Information. Seller and Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.
(ii)    Initial Submissions. Seller and Buyer shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions. Without limiting the foregoing, each of Seller and Buyer shall make its respective filing pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the Execution Date and no later than 10 Business Days after the Execution Date. Seller and Buyer shall use their respective reasonable best efforts to obtain early termination of the waiting period with respect to the Transactions under the HSR Act. Whether or not the Transactions are consummated, Buyer shall be responsible for all fees and payments to any Governmental Entity (including filing fees) incurred in order to obtain any consent, clearance, registration, approval, permit or authorization or any expiration or termination of a waiting period.
(iii)    Subsequent Submissions. Seller and Buyer shall promptly provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions.
(iv)    Conduct of Interactions with Government Entities. Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with any filing made with, or written materials submitted to, or prior to taking any material position with, any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, Seller and Buyer shall act reasonably and as promptly as practicable. Seller and Buyer shall (with respect to any in-person or videoconferencing, or previously scheduled telephonic, discussion or meeting), and shall to the extent practicable (with respect to any spontaneous telephonic discussion or meeting), provide the other Party and its counsel with advance notice of and, to the extent permitted by such Governmental Entity, the opportunity to participate in, and to the extent possible, consult with the other Party and its counsel in advance of, any substantive discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transactions. Buyer and Seller shall promptly inform each other of, and furnish the other Party with, copies (or summaries of oral communications) (to the extent permitted by applicable Law) of, any material communication (written or oral) received from, or given or made to any Governmental Entity. Neither Buyer nor Seller shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the Antitrust Laws without the prior written consent of the other. Buyer may devise, control and implement (with prior notice to and consultation with Seller and respecting all foregoing commitments of cooperation) the process and strategy with respect to obtaining the required consents of any Governmental Entity to the Transactions.
(b)    Remedies. Without limiting the generality of the undertakings pursuant to Section 4.2, Buyer agrees to take or cause to be taken the following actions:
(i)    the prompt use of its best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Transactions;
(ii)    the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions;
(iii)    the prompt proffer and agreement to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate pending such disposition, and the effectuation of such actions with respect to, such assets of the Company or Buyer or their respective Subsidiaries or the Transferred Assets (and the entry into agreements with, and submission to Orders giving effect thereto) so as to enable the Closing to occur as promptly as practicable after the Execution Date and in any event prior to the Outside Date; provided, that any such action to be taken by the Company is conditioned upon the Closing; and
(iv)    the prompt use of its best efforts to take, in the event that any Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any regulatory proceeding or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by Section 4.3(b)(ii)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit consummation of the Transactions on a schedule as close as possible to that contemplated by this Agreement.
(c)    Buyer agrees that, from the Execution Date to the Closing, except as contemplated by this Agreement, it shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Seller, (x) take or cause to be taken any action, including (i) any action with respect to any actions or filings that would be required to be made pursuant to the HSR Act or any other Antitrust Laws, (ii) acquiring any rights, assets, business or Person or merging or consolidating with any other Person or entering into any business combination or similar transaction with another Person, (iii) restructuring, reorganizing or completely or partially liquidating or (iv) making any loan, advance or capital contribution to, or investment in, any other Person, in each case, that would reasonably be expected to (A) impose any material delay in obtaining, or increase the risk of not obtaining, the approval of any Governmental Entity or the expiration or termination of any applicable waiting period or (B) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions, or (y) propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.
4.4    Third-Party Consents
(a)    Material Contract Consents. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to obtain any consents required under any Material Contracts from third parties in connection with the consummation of the Transactions (including the Pre-Closing Reorganization) at or prior to the Closing; provided, that in connection therewith, none of Buyer, Seller, the Company or any of their respective Affiliates shall be required to, and shall not, without the prior written consent of the other Party, (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), incur any liability or concede anything of value, other than de minimis payments or payments expressly provided for in the terms of the applicable Material Contract, (ii) amend, supplement or otherwise modify in any material respect any such Material Contract, (iii) commence any litigation or (iv) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents.
(b)    Information. The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any third-party consents (including, in the case of Buyer, such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder).
(c)    Non-Assignability of Assets. Notwithstanding anything to the contrary set forth in this Agreement, if any consent, approval or other action from third parties necessary for the Transfer of any Transferred Assets (including as part of the Pre-Closing Reorganization) is not obtained or does not occur, as the case may be, prior to the Closing, or the Transfer of any Transferred Assets cannot be completed due to the fact that such Transfer would violate applicable Law, then following the Closing and until the earlier of (A) the date that the applicable consent, approval or other action is obtained or occurs, as the case may be, (B) such Transfer would no longer violate applicable Law, or (C) the date that is 12 months following the Closing Date, (i) each of Seller, Buyer and their respective Affiliates shall, in cooperation with each other, use their respective commercially reasonable efforts to obtain or effect, as the case may be, such consent, approval or other action (provided, however, that such obligation shall be of no further force or effect if Seller and Buyer jointly determine that such consent, approval or other action will not be forthcoming) or effectuate such Transfer in compliance with Law, as promptly as practicable and (ii) Seller and Buyer shall use, and shall cause their respective Subsidiaries to use, their commercially reasonable efforts to enter into alternative reasonable arrangements under which (A) Buyer shall obtain the economic claims, rights and benefits under any Transferred Asset with respect to which such consent has not been obtained, including by subcontracting, sublicensing or subleasing to Buyer to the extent contractually permissible, and (B) Buyer shall assume any related economic burden with respect to such Transferred Asset, including any Taxes, except with respect to any, or to the extent any such economic burden (including any Tax) is an, Excluded Liability; provided, that in connection therewith, none of Buyer, Seller, the Company or any of their respective Affiliates shall be required to, and shall not, without the prior written consent of the other Party, (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), incur any liability or concede anything of value, other than de minimis payments or payments expressly provided for in the terms of the applicable Transferred Asset, (ii) amend, supplement or otherwise modify in any material respect any Contract with any third Person, (iii) commence any litigation or (iv) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any consents, approvals or actions. Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, this Agreement and the Ancillary Agreements shall not constitute an agreement to Transfer, directly or indirectly, any asset, claim or right or any benefit arising under or resulting from such asset, claim or right, or any liability associated with such asset, claim or right, if an attempted direct or indirect Transfer thereof, without the consent or approval of a third Person, would constitute a breach, default, violation or other contravention of the rights of such third Person, would be ineffective with respect to any Person party to any agreement concerning such asset, claim or right, would violate any applicable Law, or would in any way adversely affect the rights of Seller or any of its Affiliates or Buyer or any of its Affiliates, under such asset, claim or right, without first obtaining such consent. For so long as Seller holds any Transferred Assets and provides to Buyer any claims, rights and benefits of any such Transferred Assets pursuant to an arrangement described in this Section 4.4(c), Buyer shall indemnify and hold harmless Seller from and against all Losses incurred or asserted as a result of Seller’s post-Closing direct or indirect ownership, management or operation of any such Transferred Assets. For the avoidance of doubt, notwithstanding that legal title to certain Transferred Assets may not be Transferred to Buyer, directly or indirectly, on the Closing Date by virtue of the operation of this Section 4.4(c), there shall be no change to the calculation of the Closing Cash Consideration or the Final Cash Consideration and the components thereof and adjustments thereto due to the failure to Transfer such Transferred Assets on the Closing Date.
(d)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the failure to receive any consents of third parties contemplated by this Section 4.4 be taken into account with respect to whether any conditions to the Closing set forth in Article V shall have been satisfied or whether the covenant in this Section 4.4 shall have been breached (but the failure to comply with this Section 4.4 will be so taken into account).
4.5    Access and Reports; Retention of Books and Records
(a)    Pre-Closing Access by Buyer. Subject to applicable Law, upon reasonable advance notice, Seller shall, and shall cause its controlled Affiliates to, afford Buyer’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the employees, properties, books, contracts and records of or related to the Business and, during such period, Seller shall, and shall cause its Affiliates to, furnish promptly to Buyer all information concerning the Business (including its properties and personnel) as Buyer may reasonably request; provided, that no investigation pursuant to this Section 4.5(a) shall affect or be deemed to modify any of the representations set forth in Article II; provided, further, that the foregoing shall not require Seller (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any trade secrets of third parties or violate any of its obligations to third Persons with respect to confidentiality (provided that Seller shall use its commercially reasonable efforts to obtain consent from the applicable third Person to permit disclosure to Buyer of such information), or if any Law applicable to Seller, the Company or any of their respective Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to such information or (ii) to disclose any privileged information of Seller, the Company or any of their respective Subsidiaries; and provided, further, that (A) Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller, the Company and/or their respective Subsidiaries; and (B) in no event will the foregoing permit any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation. All requests for information made pursuant to this Section 4.5(a) shall be directed to Persons designated by Seller. All such information shall be governed by the terms of the Confidentiality Agreement.
(b)    Post-Closing Access by Buyer. Buyer acknowledges and agrees that Seller and its Affiliates (excluding the Company) shall have the right to retain copies of all books, data, files, information and records in any media of the Company or the Business relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Business Employees, (ii) as may be required by any Governmental Entity, including pursuant to any applicable Law or regulatory request, (iii) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or (iv) that does not constitute a Transferred Asset, in each case, in compliance with all applicable Laws (such retained books, data, files, information and records, collectively, the “Retained Information”). Subject to applicable Law, from and after the Closing, Seller and Affiliates shall

(A) retain the Retained Information for a period of five years from the Closing Date (provided that Seller and its Affiliates may, prior to the conclusion of such five-year period, elect to destroy any such Retained Information so long as Seller notifies Buyer prior to the destruction of any such material Retained Information and gives Buyer a reasonable opportunity to obtain possession thereof), and (B) provide Buyer or its representatives at Buyer’s expense with reasonable access without hindering the normal operations of Sellers and its Affiliates (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Seller’s personnel, to the Retained Information. Notwithstanding the foregoing provisions of this Section 4.5(b), Seller may withhold access, documents or information that in the reasonable judgment of Seller would result in the disclosure of any trade secrets of third parties or violate any of its obligations to third Persons with respect to confidentiality (provided, that Seller shall use its commercially reasonable efforts to obtain consent from the applicable third Person to permit disclosure to Buyer of such information), or if any Law applicable to Seller or its Affiliates requires Seller to restrict or prohibit access to such information.
(c)    Post-Closing Access by Seller. Subject to applicable Law and subject to Section 8.10(c), from and after the Closing, Buyer shall cause the Company to, and the Company shall, (i) retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company in existence at the Closing constituting Transferred Assets that are required to be retained under current retention policies (collectively, the “Records”) for a period of five years from the Closing Date, and (ii) provide Seller or its representatives at Seller’s expense with reasonable access without hindering the normal operations of the Company (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Buyer’s personnel, to the Records with respect to periods or occurrences prior to the Closing Date. Notwithstanding the foregoing provisions of this Section 4.5(c), Buyer may withhold access, documents or information that in the reasonable judgment of Buyer would result in the disclosure of any trade secrets of third parties or violate any of its obligations to third Persons with respect to confidentiality (provided, that Buyer shall use its commercially reasonable efforts to obtain consent from the applicable third Person to permit disclosure to Seller of such information), or if any Law applicable to the Company requires the Company to restrict or prohibit access to such information.
4.6    Publicity. Neither Buyer nor Seller shall make, or permit any of their respective Affiliates or representatives to make, any public announcement in respect of this Agreement, the Ancillary Agreements or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent (a) required by Law, rule or regulation applicable to Buyer or Seller or any of their respective Affiliates, including reporting required of Buyer or Seller under the Exchange Act or other applicable securities laws or stock exchange rules (and only to the extent so required), (b) in the case of Buyer or Seller, pursuant to internal announcements to employees, or (c) required in order to comply with the Parties’ obligations under Section 4.4 or to obtain such other consents and approvals, or to provide such notices and make such filings, necessary, proper or reasonably advisable to consummate the transactions contemplated by this Agreement; provided that any such disclosure is not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by Seller and Buyer or to the extent that such disclosure has been reviewed and previously approved by both Seller and Buyer. Subject to the foregoing, Seller and Buyer each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto (provided, however, for the avoidance of doubt, that if the circumstances of any required disclosure to any Governmental Entity (including any national securities exchange or interdealer quotation service) do not permit compliance with the covenants in this sentence, such required disclosure shall not constitute a breach or violation hereof). Notwithstanding anything to the contrary herein, neither Party shall disclose any information regarding the Transactions, except as provided in this Section 4.6 or Section 4.9.
4.7    Employee Benefits
(a)    Immediately prior to the Closing (or, if the Closing occurs prior to June 15, 2022, then, subject to the provisions of Section 4.26, on the Delayed Employment Commencement Date), the employment of each Business Employee (other than Inactive Employees) shall be transferred to, and each such employee shall become an employee of, the Company (unless such employee has ceased to be employed by Seller and its Subsidiaries), without any interruption or cessation of employment, terms and conditions of employment, including those in any Labor Agreement, or break in service. Prior to the Closing, Seller shall cause the Company not to employ any employees other than pursuant to this Section 4.7. Each Business Employee employed by the Company as of the Closing Date (or, if later, the Delayed Employment Commencement Date) shall be referred to herein as a “Transferred Business Employee.” As of the Closing Date (or, if later, the Delayed Employment Commencement Date), Seller shall cause Transferred Business Employees to cease accruing any benefits under any Benefit Plan with respect to services rendered or compensation paid on or after the Closing Date (or, if later, the Delayed Employment Commencement Date). In the event any Inactive Employee returns to active work within six months following the Closing Date or such later date as required by Law, Buyer or its Affiliates (including the Company) shall offer employment to (and Seller or its Affiliates shall terminate the employment of) such Inactive Employee, effective upon the date such Inactive Employee is available and able to return to active work with or without a reasonable accommodation. Each Inactive Employee who is offered employment, accepts such offer of employment and commences employment with Buyer or its Affiliates (including the Company) shall become a Transferred Business Employee for purposes of this Agreement upon the date his or her employment commences with Buyer or its Affiliates. For the avoidance of doubt, Seller and its Affiliates (other than the Company) shall be solely responsible for the provision of compensation and benefits to and all Liabilities and obligations arising in connection with all Inactive Employees (unless and until any such Inactive Employee becomes a Transferred Business Employee). In the event that Buyer or its Affiliates fail to either (i) comply with their obligations as set forth in this Section 4.7 or (ii) provide to any Transferred Business Employees terms and conditions of employment that may be required under applicable Law, and in either case such failure actually results in Seller or any of its Affiliates actually paying any amount to such Transferred Business Employee (or Inactive Employee for whom Buyer did not provide an offer of employment as required by this Section 4.7(a)) in respect of severance or termination pay, Buyer shall reimburse and otherwise hold harmless Seller and its Affiliates for the amount of such termination or severance pay (including the employer portion of applicable payroll Taxes and other costs).
(b)    Buyer agrees that the Transferred Business Employees shall, during the period commencing on the Closing Date (or, if later, the Delayed Employment Commencement Date)

and ending on the first anniversary of the Closing Date (or if earlier, the date of employment termination), be provided with (i) at least the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing, (ii) cash incentive compensation opportunities (including commissions) and long-term incentive compensation opportunities no less favorable in the aggregate than those in effect for such Transferred Business Employee prior to the Closing, (iii) employee benefits that are substantially comparable in the aggregate to those provided to other similarly situated employees of the Buyer or its Affiliates, and (iv) severance benefits that are substantially comparable to those provided to other similarly situated employees of the Buyer or its Affiliates, subject to any greater amount such employee would have been entitled to pursuant to the Benefit Plans listed in Section 4.7(b) of the Seller Disclosure Letter in which such employee participated immediately prior to the Closing; provided, however, that the requirements of this sentence shall not apply to Transferred Business Employees who are covered by a Labor Agreement.
(c)    Buyer shall use commercially reasonable efforts (i) to waive any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates with respect to the Transferred Business Employees and their eligible dependents, (ii) to give each Transferred Business Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing (or, if later, the Delayed Employment Commencement Date) for which payment has been made and that Buyer is timely provided with sufficient documentation to enable it to do so following Buyer’s request, and (iii) to give each Transferred Business Employee service credit for such Transferred Business Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable employee benefit plan, program or arrangement of Buyer or any of its Affiliates, as if such service had been performed with Buyer; provided, that such credit shall not be given (i) under any new plan or arrangement of Buyer or its Affiliates (including the Company) to the extent that such plan or arrangement does not provide prior service credit to employees generally or (ii) to the extent it would result in a duplication of benefits.
(d)    Prior to the Closing and thereafter (as applicable), Seller and Buyer shall take all actions as may be required to permit each Transferred Business Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of 401(k) plan loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Transferred Business Employee from the applicable tax-qualified defined contribution retirement plan of Seller or its Affiliates to the tax-qualified defined contribution retirement plan designated by Buyer (the “Buyer 401(k) Plan”). Each Transferred Business Employee shall become a participant in the Buyer 401(k) Plan on the Closing Date (or, if later, the Delayed Employment Commencement Date) (giving effect to the service crediting provisions of Section 4.7(c)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.
(e)    With respect to the Transferred Business Employees who participate in the Seller’s Long-Term Incentive Plan prior to the Closing Date (as identified in the summary set forth in Section 4.7(e) of the Seller Disclosure Letter (the “LTIP Summary”)), Buyer shall grant each such Transferred Business Employee a cash-based long-term incentive award (the “Replacement Awards”) with a value equal to the value, as of immediately prior to the Closing, of any unvested awards that are forfeited pursuant to their terms in connection with the Closing, as described in the LTIP Summary (the “Forfeited Awards”). The Replacement Awards shall otherwise be subject to the same terms (including time-based vesting terms) of the applicable Forfeited Awards, as identified in the LTIP Summary.
(f)    With respect to the Transferred Business Employees who participate in the Seller’s Short-Term Incentive Plan prior to the Closing Date, and without limiting Buyer’s obligations pursuant to Section 4.7(b), Buyer shall honor amounts earned based on performance through the Closing Date (as determined by Seller in reasonable discretion as of the Closing Date) and maintain a mirror short-term incentive plan for the remainder of calendar year 2022 on analogous terms and conditions as the Seller’s Short-Term Incentive Plan.
(g)    Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Buyer or any of its Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (iii) prevent Buyer, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Transferred Business Employee, (iv) confer upon any Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Buyer for any period or (v) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Business Employee by Buyer, the Company or any of their Affiliates or under any benefit plan which Buyer, the Company or any of their Affiliates may maintain.
4.8    Indemnification
(a)    Following the Closing until the sixth anniversary of the Closing Date, Buyer and the Company shall indemnify, defend, hold harmless and reimburse, to the fullest extent permitted under applicable Law, each current and former director and officer of the Company (in each case, when acting in such capacity), determined as of the Closing (the “Indemnitees”), with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, and Buyer shall also advance expenses of any Indemnitees as incurred to the fullest extent permitted under applicable Law and the respective Organizational Documents of the Company in effect as of the Execution Date; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.
(b)    During the six‑year period from and after the Closing, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing and rights to advancement of expenses relating thereto existing as of the Execution Date in favor of any Indemnitee as provided in the Organizational Documents of the Company, as in immediately prior to the Closing, shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnitee.
(c)    If Buyer or the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Company shall assume all of the obligations set forth in this Section 4.8.
(d)    The provisions of this Section 4.8 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Indemnitee, who is an intended third-party beneficiary of this Section 4.8.
(e)    The rights of the Indemnitees under this Section 4.8 shall be in addition to any rights such Indemnitees may have under the Organizational Documents of the Company, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 4.8 is not prior to or in substitution of any such claims under such policies).
4.9    Confidentiality
(a)    The terms of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, each Party shall, and shall cause its Affiliates and their respective Representatives to, keep confidential any information concerning the other Party or its Affiliates furnished in connection with the Transactions.
(b)    From and following the Closing, Seller hereby agrees with Buyer that Seller will not, and that Seller will cause its controlled Affiliates not to, directly or indirectly, without the prior written consent of Buyer, disclose or use any Confidential Information; provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by Seller without use or reference to Confidential Information or was in their rightful possession before the disclosure of the applicable Confidential Information to it; provided, further, that the provisions of this Section 4.9 will not prohibit any retention of copies of records or disclosure (x) to the extent required by applicable Law or (y) made in connection with the enforcement of any right or remedy relating to this Agreement; provided, further, that in the event of any disclosure requirement described in clause (x), to the extent permitted by Law, Seller shall (1) give Buyer prompt written notice of such requirement and reasonably consult with Buyer regarding the timing and content of such disclosure, (2) use commercially reasonable efforts (at Buyer’s expense) to cooperate with Buyer’s reasonable efforts to obtain a protective order or other remedy and (3) use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the information being disclosed. Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 4.9 by any of such Seller’s Affiliates. This Section 4.9 shall terminate three years after the Closing Date, except with regard to any Trade Secrets, as to which this Section 4.9 shall continue in perpetuity or until the applicable Trade Secret is no longer confidential.
4.10    Releases

(a)    Effective as of the Closing, (i) Seller, on behalf of itself and its Affiliates (other than the Company) and each of their respective employees, officers, directors, equityholders, partners, members, advisors, successors and assigns (the “Seller Releasing Parties”), hereby irrevocably releases and forever discharges any and all rights, claims, obligations, liabilities, debts and causes of action it has had, now has or might now have against the Company and its employees, officers, directors, equityholders, partners, members, advisors, successors and assigns (the “Company Released Parties”) arising out of, or relating to, the organization, management or operation of the Business on or prior to the Closing (the “Released Claims”) and (ii) Buyer, on behalf of the Company and itself and its Affiliates and each of their respective partners, members, predecessors, directors, officers, employees, controlling persons, agents, representatives, successors and assigns (the “Buyer Releasing Parties”), hereby irrevocably releases and forever discharges any and all rights, claims and causes of action the Company has had, now has or might now have against Seller and its Affiliates and each of their respective current and former employees, officers, directors, equityholders, partners, members, advisors, successors and assigns (the “Seller Released Parties”) arising out of, or relating to, the Released Claims, in each case of clauses (i) and (ii) other than (A) any rights, claims or causes of action under this Agreement, any Ancillary Agreement or any agreement listed in Section 4.17 of the Seller Disclosure Letter, (B) any written agreement entered into at or after the Closing between Buyer and its Affiliates (including the Company), on the one hand, and Seller, on the other, (C) under any contract of insurance or Organizational Documents in favor of the directors, managers and officers of Seller or its Subsidiaries (including the Company) prior to the Closing, (D) any employment, severance, bonus or similar agreement or arrangement between the Company and a current officer or director that continues to remain in effect following the Closing, to the extent made available to Buyer prior to the Execution Date or entered into or amended between the Execution Date and the Closing in compliance with the terms of this Agreement, (E) any other commercial or business transactions between Buyer and its Affiliates (including the Company), on the one hand, and Seller and its Affiliates, on the other, unrelated to the Business, this Agreement or the transactions contemplated hereby or (F) any accounts receivable and accounts payable related to the Ordinary Course of Business trading activities between Seller and its Affiliates (other than the Company) and the Company.
(b)    Effective upon the Closing, each of the Seller, for itself and each of the Seller Releasing Parties, and Buyer, for itself and each of the Buyer Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Action of any kind against the Company Released Parties or the Seller Released Parties, as applicable, based on any Released Claim.
(c)    In furtherance of the foregoing, each of Buyer, for itself and the Company and their respective Affiliates, successors, heirs and executors, and Seller, for itself and on behalf of its respective Affiliates, successors, heirs and executors, hereby acknowledges that (i) the Released Claims include any claims that could be brought pursuant to the Comprehensive Environmental Response Compensation or Liability Act, 42 USC Section 9601 et seq., (ii) it is aware that such Party may hereafter discover facts different from or in addition to the facts which such Person now knows or believes to be true with respect to the subject matter of this Agreement, but that the Parties intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts and (iii) it has been informed of, and that such Party is familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT

TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each of Buyer, for itself and the Company, their respective Affiliates, successors, heirs and executors, and Seller, for itself and on behalf of its respective Affiliates, successors, heirs and executors, hereby waives and relinquishes (x) all rights and benefits such Person has or may have under Section 1542 of the Civil Code of the State of California, to the full extent that such Person may lawfully waive all such rights and benefits pertaining to the subject matters of this Agreement and (y) any similar or comparable protections afforded by any case law or statutes of similar import, whether such laws are in the United States or elsewhere in the world. The Parties acknowledge that this Section 4.10 is not an admission of liability or of the accuracy of any alleged fact or claim.
4.11    Tax Matters
(a)    Tax Return Preparation. Buyer and Seller acknowledge and agree that the Company is treated as an entity disregarded as separate from Seller for U.S. federal income tax purposes and that the income and activities of the Company are considered income and activities of NCI Group, Inc., a Nevada corporation, for U.S. federal income tax purposes until the Closing. Seller shall timely file (or cause to be timely filed) all Tax Returns of the Company or with respect to the Business for all Pre-Closing Tax Periods that are required to be filed on or before the Closing Date (taking into account any available extensions) consistent with the past practice of the Business, except as otherwise required by applicable Law, and will remit any Taxes due with respect to such Tax Returns.
(b)    Seller Transaction Expenses; Transfer Taxes. Tax deductions or Tax credits attributable to Seller Transaction Expenses shall be allocated to a Pre-Closing Tax Period and be for Seller’s account to the maximum amount allowable by law. All transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges (all including penalties, interest and other charges with respect thereto, collectively “Transfer Taxes”) payable in connection with the transfer of the Transferred Assets to the Company and the purchase and sale of the Interests will be borne by Buyer; provided that the Parties shall use their respective commercially reasonable efforts to effect such transactions in the most Transfer Tax-efficient manner possible (but in any event in compliance with applicable Law). Buyer and Seller shall cooperate with each other and, as required by applicable Law, join in the execution of all necessary Tax Returns and other documentation with respect to any such Taxes.
(c)    Tax Contests. If, prior to the determination of the Final Closing Statement, any Governmental Entity issues to the Company a notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand or a notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company for any item relevant to the determination of the Final Cash Consideration (collectively, a “Tax Claim”), Buyer shall notify Seller of receipt of such Tax Claim from the Governmental Entity promptly and in all events within five Business Days. Seller shall have the right, at its sole cost and expense, to control any audit, litigation, proceeding or contest of any such Tax Claim (a “Tax Contest”); provided that to the extent such Tax Contest is reasonably expected to result in any Tax in respect of the Company for which Buyer or the Company would be responsible, (i) Buyer shall have the right to participate in any such Tax Contest, (ii) Seller shall keep Buyer reasonably informed of the status of such Tax Contest (including providing Buyer with copies of all material written correspondence regarding such Tax Contest), and (iii) Seller shall not settle any Tax Contest without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    Refunds. Except to the extent (i) such refunds were taken into account in Closing Indebtedness or Closing Net Working Capital, (ii) resulting from the carryback to a Pre-Closing Tax Period of any tax attribute generated in a taxable period (or portion thereof) following the Closing Date or (iii) attributable to Taxes that were not paid by the Company prior to the Closing Date and that were not reflected in Closing Indebtedness, Closing Net Working Capital or Seller Transaction Expenses, any Tax refund (whether received in cash or applied as an overpayment credit against another Tax liability) arising in or attributable to a Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date) shall be for the benefit of Seller. Buyer shall pay the amount of any such Tax refund, net of any reasonable out-of-pocket expenses and Taxes borne by Buyer that are allocable or attributable to obtaining such Tax refund or overpayment credit, to Seller within 10 days after Buyer receives such Tax refund (or, in the case of an overpayment credit, within 10 days after the filing of the Tax Return applying such overpayment credit against another Tax liability). In the event that any refund of Taxes for which Buyer has made a payment to Seller under this Section 4.11(d) is subsequently reduced or disallowed, Seller shall pay to Buyer the amount of such reduction or disallowance, net of any reasonable out‑of‑pocket expenses borne by Seller. Any payments pursuant to this Section 4.11(d) shall be treated as an adjustment to the Final Cash Consideration for Tax purposes.
(e)    Certain Actions. Notwithstanding anything herein to the contrary, Buyer or any of its Affiliates shall not (i) file any amended Tax Returns of the Company for any Pre-Closing Tax Period (including any Straddle Period), (ii) initiate any voluntary disclosure proceedings for any Pre-Closing Tax Period (including any Straddle Period), or (iii) make any Tax election or take any other action that has the effect of increasing the amount of Taxes attributable to any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date), in each case without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(f)    Responsible Person. No later than 60 days following the Closing Date, Buyer shall deliver to the IRS a duly completed and executed IRS Form 8822-B with respect to the responsible person for the Company in the form attached hereto as Exhibit G.
(g)    Cooperation. Buyer and Seller shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the Tax matters of the Company with respect to the Pre-Closing Tax Periods and (ii) retain for a period of seven (7) years after the Closing Date (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax matters of the Company; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.
4.12    Reserved
4.13    Worker Adjustment and Retraining Notification. Buyer shall not, and shall cause the Company not to, take any action following the Closing Date that could result in WARN Act liability for Seller.

4.14    Pre-Closing Reorganization. Prior to the Closing, on the terms and subject to the conditions set forth herein, Seller and its Affiliates will consummate the Pre-Closing Reorganization. All of the documentation to be executed and delivered in connection with the Pre-Closing Reorganization shall be in form and substance reasonably acceptable to Buyer.
4.15    Commingled Contracts. Buyer acknowledges that Seller and its Affiliates are, as of the Execution Date, parties to certain Contracts that relate to both the Business and other businesses of Seller and its Affiliates (other than the Company) that are material to the continuing operation of the Business and are set forth in Section 4.15 of the Seller Disclosure Letter (such Contracts, the “Commingled Contracts”). Prior to the Closing and for a period of 12 months after the Closing, Seller shall, and shall cause its Affiliates to, assist Buyer, as Buyer reasonably requests, and use their respective commercially reasonable efforts to either (a) establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Business between the Company and any third party which is a counterparty to a Commingled Contract, (b) assign the rights and obligations under such Commingled Contract Related to the Business to the Company (or such person as Buyer nominates) or (c) establish reasonable and lawful arrangements designed to provide the Company (or such person as Buyer nominates) the rights and obligations under such Commingled Contract related to the Business; provided, however, that Seller makes no representation or warranty that any third party will agree to enter into any such Contract, contract right, bid, purchase order or other agreement with the Company on the existing terms of the applicable Commingled Contract or at all. Notwithstanding anything contained in this Section 4.15 to the contrary, none of Buyer, Seller or any of their respective Affiliates shall be required to expend money (excluding the cost of Seller’s and its Affiliates’ and their respective employees’ time and efforts), commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to fulfill its obligation under this Section 4.15.
4.16    Wrong Pockets
(a)    If, following the Closing and prior to the one-year anniversary of the Closing, Buyer or the Company (i) except to the extent reflected or otherwise taken into account in the Final Cash Consideration, receives a payment with respect to an Excluded Asset or (ii) becomes aware that it owns any Excluded Asset, Buyer shall or shall cause the Company or its Subsidiaries to promptly inform Seller of that fact in writing. Thereafter, at the request of Seller, Buyer shall undertake (and Seller shall reasonably cooperate with Buyer), as applicable, (A) to promptly reimburse and/or cause the Company or its Subsidiaries to reimburse Seller or the relevant Affiliate (excluding the Company) of Seller the amount referred to in clause (i) above or (B) to promptly execute and/or cause the Company to execute such documents as may be reasonably necessary to procure the transfer of any such Excluded Asset to Seller or an Affiliate of Seller.
(b)    If, following the Closing and prior to the one-year anniversary of the Closing, Seller or any Affiliate of Seller (other than the Company) (i) receives a payment with respect to any Transferred Asset or (ii) becomes aware that it owns any Transferred Asset, Seller shall, or shall cause such Affiliate (other than the Company) of Seller to, promptly inform Buyer of that fact in writing. Thereafter, at the request of Buyer, Seller shall undertake (and Buyer shall reasonably cooperate with Seller), as applicable, (A) to promptly reimburse and/or cause its relevant Affiliate (other than the Company) to reimburse the Company the amount referred to in clause (i) above or (B) to promptly execute and/or cause the relevant Affiliate (other than the

Company) of Seller to execute such documents as may be reasonably necessary to procure the transfer of any such Transferred Asset to the Company.
4.17    Affiliate Agreements. Prior to the Closing, Seller shall cause all Affiliate Contracts to be settled or terminated without any Liability on the part of the Company (following the Closing), Buyer or any of its Affiliates (including Liability arising from such termination), except for this Agreement, any Commingled Contracts, the Ancillary Agreements and those contracts or other transactions set forth on Section 4.17 of the Seller Disclosure Letter.
4.18    Transition Planning. From and following the Execution Date, Seller shall, and shall cause the Company to, use commercially reasonable efforts to develop a mutually agreed transition plan with Buyer, and following the development of any such plan, the Parties shall use their respective commercially reasonable efforts to execute such plan.
4.19    Use of Seller Marks. Buyer acknowledges and agrees that (a) Seller and its Affiliates (other than the Company) are retaining all rights, title and interest in and to the Seller Marks and (b) except as provided in the following sentence, neither Buyer nor any of its Affiliates (including, following the Closing, the Company) will have any right to use any of the Seller Marks. As soon as reasonably practicable after the Closing Date, but in any event within 90 days after the Closing Date (the “Transitional Period”), Buyer shall, and shall cause its Affiliates (including the Company) to, cease all use of Seller Marks, including by removing the Seller Marks from (i) any and all exterior signs and other identifiers located on or attached to any property, buildings, vehicles, signs or premises used in connection with the Business, (ii) all letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, websites, promotional materials, marketing collateral, advertisements and other communications media or materials of any kind used in the Business, other than such items owned or possessed by Buyer or its Affiliates that are part of any such Person’s internal records with respect to periods prior to the conclusion of the Transitional Period and are not available to non-Affiliates of Buyer (collectively, “Business Materials”) and (iii) any corporate name of, or trade name used by, the Company. Buyer and its Affiliates (including the Company) (A) shall use their reasonable best efforts to ensure that all products and services provided by them in connection with the Seller Marks (and all Business Materials containing a Seller Mark) during the Transitional Period are of a level of quality equal to or greater than the quality of goods and services with respect to which Seller and its Affiliates used the Seller Marks prior to the Closing, (B) shall use the Seller Marks during the Transitional Period only in the same form and manner as they were used in the Business immediately prior to the Closing, (C) shall not modify the Seller Marks or any Business Materials containing the Seller Marks in any respect and (D) at Seller’s reasonable request, shall provide appropriate documentation to confirm compliance with the foregoing. Buyer and its Affiliates (including the Company) agree that all goodwill arising from any use of the Seller Marks by Buyer or its Affiliates (including the Company) will inure solely to the benefit of Seller and its Affiliates.
4.20    Further Assurances. Prior to, on and after the Closing, the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.
4.21    Indebtedness; Title Insurance; Release of Liens

(a)    Seller shall arrange for the Company to be released, prior to or at the Closing, from all obligations (including all guarantee and collateral obligations) under any indebtedness in the nature of borrowings or other credit support arrangements of Seller or its Subsidiaries (other than the Company) pursuant to customary documentation (including documentation to release any Liens relating thereto), as applicable, reasonably acceptable to Buyer.
(b)    Prior to or at the Closing, Seller shall (i) deliver or shall cause to be delivered reasonable and customary affidavits and other similar instruments as are reasonably required by Buyer’s title company (in each case to the best of the affiant’s or other maker’s knowledge and belief and without any personal Liability to the individual signatory or any other Liability that will not be an Assumed Liability) for the deletion of any standard printed exceptions in Buyer’s title insurance policies (other than Permitted Liens), (ii) arrange for the release of any Liens arising out of any monetary obligations incurred by Seller or any of its Affiliates (including outstanding mortgages, tax liens, judgments, or any other Lien that can be satisfied by the payment of a fixed amount of money) from the Transferred Assets, except to the extent constituting a Permitted Lien or an Assumed Liability hereunder, (iii) use commercially reasonable efforts (at Seller’s expense) to remove or clear any other Liens (other than Permitted Liens) of record with respect to the Owned Real Property in order to obtain affirmative coverage from a title company over the same, (iv) use commercially reasonable efforts (at Seller’s expense) to ensure that good and valid title to the Owned Real Property is vested in the Company, and (v) use commercially reasonable efforts (at Seller’s expense) to remove or clear any other Liens (other than Permitted Liens) of record with respect to the Transferred Assets that Buyer reasonably requests. Notwithstanding any requirement in this Section 4.21(b) for an action to be taken prior to or at the Closing, the failure of such covenants to have been fully performed shall not be deemed to cause the conditions set forth in Section 5.2(b) or Section 5.2(c) to fail to be satisfied and, to the extent such covenants are not fully performed prior to the Closing, such covenants shall survive the Closing for a period of one year. For the avoidance of doubt, obtaining a title insurance policy in respect of the Owned Real Property shall not be a condition to the obligations of any Party to consummate the Transactions.
4.22    Insurance
(a)    For Losses that are Assumed Liabilities related to any claim or demand by a third Person (whether arising prior to or following the Closing Date), and for which rights, if any, to insurance benefits and proceeds are Transferred Insurance Rights, subject to Section 4.22(b), Seller shall and shall cause its Affiliates to: (i) if reasonably requested by Buyer, notify the applicable insurers and seeking their acknowledgment or consent to the Transfer of the Transferred Insurance Rights; (ii) following the Closing, at Buyer’s written request, promptly make claims under such policies with respect to such Losses; provided, that Seller shall allow Buyer and the Company a reasonable opportunity to participate in the claim process, with its own counsel and at its own expense; (iii) provide reasonable assistance to Buyer in connection with the tendering of such claims to the applicable insurers under such insurance policies, including providing Buyer with a copy of the applicable policy following the request of Buyer, which policies shall not be disclosed to any third Person without Seller’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned); (iv) not accept or settle any such claims without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned); and (v) promptly remit to Buyer any recoveries with respect to any such claims under such insurance policies (in excess of the amount of any Insurance-

Triggered Liabilities to the extent then determined and remaining unpaid by Buyer as of the time of such remission).
(b)    Buyer acknowledges that such policies, as well as other policies issued to Seller and/or its Affiliates, are or may be subject to various limitations, including self-insurance features, retrospectively-rated premiums, insurer insolvencies, impairment, erosion, exhaustion, and various settlements and/or releases that may impose defense, indemnification or other obligations on Seller or its Affiliates. Buyer further acknowledges that, if Buyer’s assertion of insurance rights that are Transferred Insurance Rights gives rise to any obligations (other than de minimis obligations) of Seller or its Affiliates, including any such obligations arising under any self-insurance features, such as deductibles, retentions, retrospectively-rated premiums or increases in premiums for the year following the year in which any such claims were paid by the applicable insurers to the extent Seller can demonstrate that the amount of any such increased premiums was attributable to such claims, or to any defense or indemnification obligations related to insurance settlement(s), such obligations shall be considered Assumed Liabilities (the “Insurance-Triggered Liabilities”). Seller does not represent, warrant, or covenant that (i) any such insurance policies will provide coverage for any claims reported after the Closing that Buyer may elect to make, or (ii) insurers of such policies will not wrongfully refuse to honor any such claims. For the avoidance of doubt, Seller or its Affiliates shall not be obligated to commence or prosecute any Actions against any insurance carrier under any insurance policies, notwithstanding whether any such insurance policies potentially provides coverage to the Buyer, the Company, or any of their respective Affiliates.
4.23    Non-Solicitation
(a)    During the one-year period following the Closing Date, neither Seller nor any of its Affiliates shall, directly or indirectly, for itself or any other person (i) induce or attempt to induce any individual set forth on Section 4.23 of the Seller Disclosure Letter to leave his or her employment with Buyer or its Affiliates (including the Company), or (ii) solicit for employment, employ, or otherwise engage as an employee, independent contractor, or otherwise, any individual set forth on Section 4.23 of the Seller Disclosure Letter; provided that the restrictions in clauses (i) and (ii) shall not apply to any general solicitation directed at the public in general or not specifically directed toward employees of Buyer or its Affiliates (including the Company) (including by a recruiter or search firm) or to any hiring that results from such solicitation.
(b)    During the one-year period following the Closing Date, neither Buyer nor any of its Affiliates (including the Company) shall, directly or indirectly, for itself or any other person (i) induce or attempt to induce any employee of Seller or its Affiliates or (unless terminated by Seller or its Affiliates) former employee of Seller or its Affiliates who came in contact with or first became known to Buyer and its Affiliates in connection with its consideration of the Transactions, to leave his or her employment with Seller or its Affiliates, or (ii) solicit for employment, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Seller or its Affiliates or (unless terminated by Seller or its Affiliates) former employee of Seller or its Affiliates who came in contact with or first became known to Buyer and its Affiliates in connection with its consideration of the Transactions; provided that the restrictions in clauses (i) and (ii) shall not apply to any general solicitation directed at the public in general or not specifically directed toward employees of Seller or its Affiliates (including by a recruiter or search firm) or to any hiring that results from such solicitation.

(c)    Each Party agrees that the covenants set forth in this Section 4.23 are reasonable with respect to its duration and scope. In the event of breach by either Party or any of its Affiliates of the covenants set forth in this Section 4.23, as determined by agreement among the Parties hereto or by arbitrators or by a court of competent jurisdiction, the term of such covenant shall be extended by the period of the duration of such breach. The Parties intend that the covenants set forth in this Section 4.23 shall be enforced to the fullest extent permissible under the Laws of any applicable jurisdiction, and acknowledge that these covenants are required and appropriate in scope and duration for the adequate protection of the businesses of each Party and its Affiliates and to induce the Parties to enter into this Agreement and to consummate the Transactions. If any provision of this Section 4.23 shall be illegal, invalid or unenforceable in any jurisdiction in which enforcement is sought, then in such jurisdiction only, such provision shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions of this Section 4.23, and without rendering such provision illegal, invalid or unenforceable in any other jurisdiction. If, however, any provision of this Section 4.23 shall be illegal, invalid or unenforceable in any jurisdiction in which enforcement is sought because the scope of such provision is excessive or more restrictive than permitted by the Law of such jurisdiction, then in such jurisdiction only, the scope of such provision shall be limited to the minimum extent necessary (and without limiting the scope of such provision in any other jurisdiction) to render such provision valid, legal and enforceable to the greatest extent permitted under the Law of such jurisdiction.
4.24    Exclusivity. From the date of this Agreement until the Closing or the earlier termination of this Agreement (the “Exclusivity Period”), Seller shall not (and Seller shall not permit their respective Affiliates or any of their or their Affiliates’ representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to, or enter into or consummate any transaction relating to, any business combination with, recapitalization of, or acquisition of all or a significant portion of, or any material equity interest in, the Company, the Business or any portion thereof, or any similar transaction (excluding, for the avoidance of doubt, the transactions contemplated by the CD&R Merger Agreement and any other transaction involving a change of control of Seller) (each, an “Alternate Transaction”), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek an Alternate Transaction, and shall terminate any such discussions or negotiations as of the date hereof. Seller shall notify Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to an Alternate Transaction (whether solicited or unsolicited) during the Exclusivity Period.
4.25    Transition Services Agreement. From time to time after the Execution Date, Buyer and Seller shall cooperate in good faith to discuss and agree to mutually acceptable supplements to any schedules, annexes or exhibits to the form of the Transition Services Agreement attached hereto as Exhibit C (including with respect to any additional services to be provided thereunder); provided that the Transition Services Agreement in substantially the form attached hereto as Exhibit C (with such changes as may be mutually agreed prior to the Closing by Buyer and Seller) shall be the operative Transition Services Agreement entered into by the Parties as of the Closing, except to the extent that such supplements are mutually agreed by Buyer and Seller prior to the Closing, in which event such Transition Services Agreement as supplemented by such agreed supplements shall be the operative Transition Services Agreement entered into by the Parties as of the Closing.

4.26    Employee Leasing. Prior to the Closing, Buyer shall use reasonable best efforts to establish payroll and benefits services to support the Transferred Business Employees; provided, however, that if the Closing is reasonably expected to occur prior to June 15, 2022 and such services are not reasonably expected to be established by such date despite such efforts, then prior to the Closing, Seller and Buyer shall cooperate in good faith and use reasonable best efforts to agree on the terms of a separate agreement to be entered into among Seller and the Company at the Closing pursuant to which Seller will continue to employ the Transferred Business Employees and be solely responsible, at the Buyer’s or the Company’s expense, for the provision of compensation and benefits to the Transferred Business Employees, in each case during the period between the Closing Date and the earlier of (a) June 15, 2022 and (b) the one month anniversary of the Closing Date (such earlier date, to the extent applicable, the “Delayed Employment Commencement Date”). Such agreement shall be in form and substance reasonably satisfactory to Seller and Buyer.
ARTICLE V
CONDITIONS
5.1    Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by Buyer and Seller, at or prior to the Closing, of each of the following conditions:
(a)    HSR Approval. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act or any other Antitrust Laws shall have expired or been earlier terminated and (ii) any timing agreement(s) with a Governmental Entity applicable to the consummation of the Transactions shall have expired or otherwise not prohibit consummation of the Transactions.
(b)    Orders and Litigation. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making the Transactions illegal or otherwise prohibiting consummation of the Transactions or (ii) causing the Transactions to be rescinded following their consummation, nor shall any proceeding by any Governmental Entity seeking the foregoing be pending.
(c)    Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed.
5.2    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Transactions is also subject to the satisfaction or waiver in writing by Buyer at or prior to the Closing of the following conditions:
(a)    Representations and Warranties of Seller.
(i)    The Seller Fundamental Representations that are qualified by materiality qualifiers, including “Material Adverse Effect,” shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)    The Seller Fundamental Representations that are not qualified by materiality qualifiers, including “Material Adverse Effect,” shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(iii)    The other representations and warranties of Seller set forth in Article II shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect” (other than materiality qualifiers describing the required contents of a section or subsection of the Seller Disclosure Letter, which shall not be disregarded), contained therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.
(c)    Closing Certificate. Buyer shall have received at the Closing a certificate signed on behalf of Seller by a duly authorized officer of Seller (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.
(d)    Closing Documents. Buyer shall have received at the Closing the items set forth in clauses (i) through (iv) of Section 1.3(a) (subject to Section 4.25 with respect to the Transition Services Agreement).
5.3    Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions is also subject to the satisfaction or waiver in writing by Seller at or prior to the Closing of the following conditions:
(a)    Representations and Warranties.
(i)    The representations and warranties of Buyer set forth in Section 3.1 (Organization, Good Standing and Qualification) and Section 3.2 (Authority; Approval) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii)    The other representations and warranties of Buyer contained in Article III shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect,” contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.
(b)    Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date.
(c)    Closing Certificate. Seller shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized officer of Buyer (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.
(d)    Closing Documents. Seller shall have received at the Closing the items set forth in Section 1.3(b) (subject to Section 4.25 with respect to the Transition Services Agreement).
5.4    Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 5.1, Section 5.2 or Section 5.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.
ARTICLE VI
TERMINATION
6.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by written agreement of Buyer and Seller;
(b)    by either Buyer or Seller, by giving written notice of such termination to the other Party, if:
(i)    the Closing shall not have occurred on or prior to 5:00 p.m. (New York time) on October 10, 2022 (the “Initial Outside Date”); provided, that (x) if on the Initial Outside Date all of the conditions to the Closing, other than the conditions set forth in Section 5.1(a) or Section 5.1(b) (but for the purposes of Section 5.1(b), only to the extent related to the approvals described in Section 5.1(a)), shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Initial Outside Date may be extended by either Party to the date that is 90 days after the Initial Outside Date (the “First Extended Outside Date”) upon delivery of written notice to the other Party no later than three Business Days prior to the Initial Outside Date, and (y) if on the First Extended Outside Date, all of the conditions to the Closing, other than the conditions set forth in Section 5.1(a) or Section 5.1(b) (but for the purposes of Section 5.1(b), only to the extent related to the approvals described in Section 5.1(a)), shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the First Extended Outside Date may be extended by either Party to the date that is 90 days after the First Extended Outside Date (the “Second Extended Outside Date”) upon delivery of written notice to the other Party no later than three Business Days prior to the First Extended Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; or
(ii)    any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 4.3 (Regulatory Filings/Approvals), in any manner that proximately contributed to such Order becoming final and non-appealable;
(c)    by Seller if Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b) and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Seller to Buyer and (B) the Outside Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if Seller is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b); or
(d)    by Buyer if Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Buyer to Seller and (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b).
6.2    Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VI, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from Fraud in connection with this Agreement or any knowing and intentional breach of this Agreement and (b) the provisions set forth in this Section 6.2, Article VII, Article VIII and the Confidentiality Agreement shall survive the termination of this Agreement.
ARTICLE VII
SURVIVAL; POST-CLOSING RECOURSE
7.1    No Survival. Other than the representations and warranties set forth in Section 2.21 and Section 3.10, which shall survive the Closing indefinitely, and except in the case of claims based on Fraud, the representations and warranties of Seller and Buyer contained in this Agreement shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Person in respect of such representations and warranties. The covenants and agreements of the Parties contained in this Agreement required to be performed or fulfilled at or prior to the Closing shall terminate as of the Closing, and neither Party or any of its Affiliates or its or their respective representatives shall have any recourse against the other party or any of its Affiliates or its or their respective representatives with respect to such representations, warranties, covenants and agreements. The covenants and agreements contained in this Agreement that are to be performed after the Closing shall survive the Closing until performed in accordance with their respective terms, but not to exceed the applicable statute of limitations in the event of and with respect to a breach thereof.
7.2    No Recourse Against Seller. Without limiting the foregoing, except in the case of Fraud, following the Closing, Buyer shall have no recourse against Seller for any Losses resulting from a breach or inaccuracy of Seller’s representations and warranties contained in this Agreement.
ARTICLE VIII
MISCELLANEOUS AND GENERAL
8.1    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Buyer and Seller, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in Article VII.
8.2    Expenses. Except as otherwise provided in this Agreement and the Ancillary Agreements and whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
8.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. The Parties understand and agree that delivery of a signed counterpart signature page to this Agreement, any Ancillary Agreement or any amendment to this Agreement or any Ancillary Agreement by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall constitute valid and sufficient delivery thereof and shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Agreement or to any such agreement or instrument shall raise the use of electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means as a defense to the formation of a contract and each Party hereto forever waives any such defense.
8.4    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE

(a)    This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.
(b)    Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement exclusively in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(c)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.4(c).
(d)    Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction (and the other Party hereby waives such requirement).
8.5    Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day in the place of delivery (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 8.5; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To Buyer:
BlueScope Steel North America Corporation
1540 Genessee Street
Kansas City, MO 64102
	Email:	mishca.waliczek@bluescope.com
	Attn:	Mishca Waliczek

With a copy to:
K&L Gates LLP
70 West Madison Street, Suite 3100
Chicago, IL 60602
	Email:	mark.mcmillan@klgates.com;
michelle.mccreery@klgates.com
	Attn:	D. Mark McMillan; Michelle R. McCreery

To Seller:
Cornerstone Building Brands, Inc.
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
	Email:	alan.strassner@cornerstone-bb.com;
alena.brenner@cornerstone-bb.com
	Attn:	Alan M. Strassner; Alena S. Brenner

With a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Email:	sawyerm@sullcrom.com
	Attn:	Melissa Sawyer
or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

8.6    Entire Agreement. This Agreement (including any exhibits or schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.
8.7    No Third-Party Beneficiaries. Except as provided in Section 4.8 (Indemnification), Section 4.10 (Releases) and Section 8.10 (Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege) only, there shall be no third-party beneficiaries of this Agreement, any Ancillary Agreement or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy.
8.8    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
8.9    Interpretation; Construction
(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to it as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmitted by email. A reference to information “made available,” “provided,” “delivered” or “disclosed” to Buyer shall mean that such information was, as of 11:59 a.m. on the day prior to the Execution Date, (i) contained in the “Project Coyote” virtual data room administered by or on behalf of Seller and hosted by Datasite in connection with the transactions contemplated by this Agreement (the “Data Room”) and actually viewable by Buyer or (ii) actually (including electronically) delivered or provided to Buyer or any of its Representatives.
(c)    Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time, and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e)    Each representation, warranty, covenant and condition herein shall be given full, separate and independent effect. The provisions hereof are cumulative. A more specific provision shall not limit the applicability of any other, more general, provision unless otherwise expressly provided herein.
(f)    The Parties drafted this Agreement jointly through the exchange of drafts hereof, so there shall be no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(g)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, is or is not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(h)    Seller has or may have set forth certain information in the Seller Disclosure Letter. The fact that any item of information is disclosed in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face.
8.10    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege
(a)    Conflicts of Interest. Buyer acknowledges that Sullivan & Cromwell LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented Seller, the Company and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post‑Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Buyer or any of its Affiliates (including the Company), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company), and even though Prior Company Counsel may have represented the Company in a matter substantially related to such dispute. Without limiting the foregoing, each of Buyer and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or Prior Company Counsel’s duty of confidentiality as to the Company and whether or not such disclosure is made before or after the Closing.
(b)    Attorney-Client Privilege. Each of Buyer and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company, on the other hand, or any advice given to any Designated Person or the Company by any Prior Company Counsel, in each case to the extent related to one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the Parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privileges, shall be retained by Seller, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 8.10(b). Furthermore, each of Buyer and the

Company (on behalf of themselves and their respective Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not the Company also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than a Designated Person, on the other hand, the Company may and shall (and shall cause its respective Affiliates to) assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.
(c)    Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company to the extent containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be deemed excluded from the acquisition of the Interests, and shall be distributed to Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records to the extent containing any Privileged Materials) no copies retained by the Company. Absent the prior written consent of Seller (which consent shall not be unreasonably conditioned, withheld or delayed), none of Buyer or, following the Closing, the Company, shall have a right of access to Privileged Materials. All Privileged Materials shall be delivered by the Company, as applicable, within 30 days of the Closing Date.
(d)    Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 8.10 shall be irrevocable, and no term of this Section 8.10 may be amended, waived or modified without the prior written consent of Seller and Prior Company Counsel affected thereby.
8.11    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that Buyer may assign any and all of its rights or obligations under this Agreement to one or more of its wholly owned Subsidiaries if such assignment would not reasonably be expected to prevent or materially delay the Closing and would not result in any materially greater cost or obligation being imposed upon Seller and its Affiliates than would otherwise be so imposed pursuant to this Agreement; provided, however, that in each case, no such assignment shall relieve Buyer of any of its obligations hereunder. Any purported assignment in violation of this Agreement is void.
8.12    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any Party under any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party. With respect to any covenants or other obligations of any of Seller’s controlled Affiliates that are to be performed hereunder, Seller shall cause the applicable Person(s) to perform such covenants and other obligations, and shall be responsible for any failure by such Person(s) to perform such covenants or other obligations, in each case, as set forth herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena S. Brenner
	Name:	Alena S. Brenner
	Title:	Executive Vice President, General Counsel and Corporate Secretary

BLUESCOPE STEEL NORTH AMERICA CORPORATION

By:	/s/ Mischca Waliczek
	Name:	Mishca Waliczek
	Title:	General Counsel and Secretary

EXHIBIT A
DEFINITIONS
As used in this Agreement, the following terms have the meanings specified in this Exhibit A.
“Accountant” has the meaning set forth in Section 1.4(b)(v).
“Accounting Principles” means the policies, practices and procedures specified in Exhibit E attached hereto. For the avoidance of doubt, if there is a discrepancy between the policies, principles and methodologies set forth on Exhibit D and Exhibit E, the policies, principles and methodologies set forth on Exhibit E shall prevail.
“Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables of the Business as of the Closing arising out of the sale or other disposition of goods or services of the Business.
“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (a) prior to the Closing, the Company shall not be an “Affiliate” of Buyer and (b) following the Closing, the Company shall not be an “Affiliate” of Seller.
“Affiliate Contract” means any Contract to which Seller and its Affiliates (including the Company) (in respect of the Business), on the one hand, and Seller or any of its Affiliates (other than the Company) (other than in respect of the Business), or any directors or officers of the Company or Seller or any of its Affiliates, on the other hand, are parties or are otherwise bound or affected, other than any employment, bonus, indemnity and similar arrangements with respect to directors or officers of the Company.
“Agreement” has the meaning set forth in the Preamble.
“Alternate Transaction” has the meaning set forth in Section 4.24.
“Ancillary Agreements” means the Instrument of Assignment, the Supply Agreements and the Transition Services Agreement.
“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of a monopolization or restraint of trade or a lessening of competition, including the HSR Act.
“Assumed Liabilities” means all Liabilities to the extent relating to the Transferred Assets or Related to the Business, in each case, that are not Excluded Liabilities, including:

(a)    the Transferred Employee Liabilities;
(b)    any Liabilities related to or arising out of any Transferred Plans;
(c)    any Insurance-Triggered Liabilities (which may accrue or be incurred after the Closing Date);
(d)    all Liabilities arising under or relating to the Transferred Contracts;
(e)    all Liabilities arising out of or relating to any Transferred Intellectual Property;
(f)    all Liabilities for income Taxes of the Company for all post-Closing periods (or portions thereof) and any Transfer Taxes allocated to Buyer pursuant to Section 4.11(b);
(g)    all Liabilities for non-income Taxes of the Company and of Seller and its Affiliates with respect to the Business for all pre-Closing periods (or portions thereof) that are accrued as of the Closing to the extent reflected in the Net Working Capital, and for non-income Taxes of the Company for all post-Closing periods (or portions thereof);
(h)    all accounts payable of Seller or its Affiliates owed to suppliers and any other third parties to the extent relating to or arising out of the Business to the extent reflected in the Net Working Capital; and
(i)    all Liabilities to the extent arising from or relating to any Actions, pending or threatened and whether or not presently asserted, Related to the Business or relating to the Transferred Assets.
“Assumed CRU Rate” means 5% less than the CRU Midwest Monitor Index for Hot-Rolled Coil Steel, determined as of the second Wednesday of the month that is two months prior to the Closing Date.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3.
“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Seller or its Affiliates (including the Company) for the benefit of Business Employees. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or Cary, North Carolina.

“Business Employee” means each individual set forth in Section 2.10(d) of the Seller Disclosure Letter, as the same may be updated from time to time to reflect actions permitted under the terms of this Agreement or to correct inadvertent or unintended omissions.
“Business Materials” has the meaning set forth in Section 4.19.
“Buyer” has the meaning set forth in the Preamble.
“Buyer 401(k) Plan” has the meaning set forth in Section 4.7(d).
“Buyer Releasing Parties” has the meaning set forth in Section 4.10(a).
“CARES Act Deferred Payments” means all employer or employee payroll Taxes, other Taxes, or any other amounts, the payment of which is, in each case, deferred in accordance with the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 or any other Order of a Governmental Entity in response to COVID-19.
“Cash” means, as of any specified time, all cash and cash equivalents required to be reflected as cash and cash equivalents on a balance sheet in accordance with the Accounting Principles (which may be a negative number); provided, that Cash shall (without duplication) (a) be increased by checks, drafts and other similar instruments in transit that have been received by, but not deposited into the bank accounts of, the Company (to the extent the respective amounts of such checks, drafts and instruments are not included in the calculation of Net Working Capital) and (b) be reduced by the aggregate amount of all checks, drafts and other similar instruments issued and outstanding but uncleared as of such time and pending electronic debits (to the extent the respective amounts of such checks, drafts, instruments and electronic debits are not included in the calculation of Net Working Capital).
“Change” means any event, fact, condition, circumstance, change, occurrence, development or effect.
“Chosen Courts” has the meaning set forth in Section 8.4(b).
“Closing” has the meaning set forth in Section 1.2.
“Closing Cash” has the meaning set forth in the definition of “Post-Closing Statement.”
“Closing Cash Consideration” means an amount equal to:
(a) $500 million; plus
(b) the Estimated Cash; plus
(c) an amount (which may be positive or negative) equal to the Estimated Net Working Capital, minus the Target Net Working Capital; plus
(d) an amount (which may be positive or negative) equal to the Estimated Steel Inventory Adjustment; minus
(e) the Estimated Indebtedness; minus
(f) the Estimated Seller Transaction Expenses.

“Closing Date” has the meaning set forth in Section 1.2.
“Closing Indebtedness” has the meaning set forth in the definition of “Post-Closing Statement.”
“Closing Net Working Capital” has the meaning set forth in the definition of “Post-Closing Statement.”
“Closing Seller Transaction Expenses” has the meaning set forth in the definition of “Post-Closing Statement.”
“Closing Steel Inventory Adjustment” has the meaning set forth in the definition of “Post-Closing Statement.”
“Code” means the Internal Revenue Code of 1986.
“Commingled Contract” has the meaning set forth in Section 4.15.
“company” includes any company, corporation or body corporate (including a limited liability company), wherever incorporated.
“Company” has the meaning set forth in the Recitals.
“Company Released Parties” has the meaning set forth in Section 4.10(a).
“Confidential Information” means any information relating to the business, financial or other affairs (including future plans and targets) of the Business; provided, however, that “Confidential Information” will not include any information that (a) is or becomes (other than as a result of disclosure by Seller in violation of this Agreement) generally available to, or known by, the public, (b) is independently developed by Seller without use of or reference to information that would be “Confidential Information” but for the exclusions set forth in this proviso or (c) is received by Seller from a third party not known by Seller after reasonable inquiry to be bound by a duty of confidentiality to the Company with respect to such information.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 18, 2022, by and between Seller and BlueScope Steel Limited, an Australian corporation.
“Contract” means any written agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other written obligation.
“COVID-19” means the COVID-19 or SARS-CoV-2 virus, or any mutation or variation thereof or related health condition.
“COVID-19 Measures” has the meaning set forth in Section 4.1(c)(i).
“Current Assets” means the current assets of the Company net of reserves and allowances, which current assets shall include only the line items set forth on Exhibit D, calculated in accordance with the Accounting Principles, and no other assets. For the avoidance of doubt, Current Assets shall exclude Steel Inventory.

“Current Liabilities” means the current liabilities of the Company, which current liabilities shall include only the line items set forth on Exhibit D, calculated in accordance with the Accounting Principles, and no other liabilities.
“Data Room” has the meaning set forth in Section 8.9(b).
“Delayed Employment Commencement Date” has the meaning set forth in Section 4.26.
“Designated Person” has the meaning set forth in Section 8.10(a).
“Disclosed Affiliate Contract” has the meaning set forth in Section 2.19.
“Disputed Items” has the meaning set forth in Section 1.4(b)(v).
“Effective Time” has the meaning set forth in Section 1.2.
“Environmental Law” means any Law relating to (i) pollution, (ii) protection of the environment or (iii) as it relates to any Hazardous Substance, human health and safety, including Laws relating to the exposure to, or Release, threatened Release or the presence of, any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“ERISA Plans” has the meaning set forth in the definition of “Benefit Plan.”
“Estimated Cash” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).
“Estimated Closing Statement” means the written statement delivered pursuant to Section 1.4(a), setting forth Seller’s good-faith calculations of the Closing Cash Consideration, which shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Effective Time, including (i) good-faith calculations of the Net Working Capital (the “Estimated Net Working Capital”) and the Steel Inventory Adjustment (the “Estimated Steel Inventory Adjustment”) and (ii) good-faith estimates of Cash of the Company (“Estimated Cash”), Indebtedness (“Estimated Indebtedness”) and Seller Transaction Expenses (“Estimated Seller Transaction Expenses”).
“Estimated Indebtedness” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).

“Estimated Net Working Capital” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).
“Estimated Seller Transaction Expenses” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).
“Estimated Steel Inventory Adjustment” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4(a)).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means any and all assets, properties and rights that are not Transferred Assets by virtue of the limitations expressed or implied in the definition of Transferred Assets and all of the following assets, properties and rights, whether or not such assets, properties and rights would otherwise fall within the definition of “Transferred Assets”:
(a)    all Cash of Seller or its Affiliates, other than the Company;
(b)    all checkbooks, canceled checks and bank accounts of Seller or its Affiliates, other than the Company;
(c)    all Seller Marks;
(d)    all owned real property and real property leases and subleases, other than the Real Property;
(e)    all Commingled Contracts, subject to Section 4.15;
(f)    all shares of capital stock of, or other equity interests in, any Affiliate of Seller or any other Person other than the Company;
(g)    all corporate-level services of the type provided as of the date of this Agreement to the Business by Seller or any of its Affiliates (and other than to the extent expressly set forth in any Ancillary Agreement);
(h)    any Permit held by Seller or its Affiliates, other than to the extent Related to the Business, and any other Permit held by Seller or its Affiliates the transfer of which is not permitted by applicable Law;
(i)    all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof to the extent primarily related to the Excluded Assets or the Excluded Liabilities;
(j)    all rights of Seller and its Affiliates other than the Company to reimbursements, indemnification, hold-harmless or similar rights relating to any Excluded Assets or Excluded Liabilities;
(k)    all rights of Seller or its Affiliates other than the Company under this Agreement and the Ancillary Agreements and, other than to the extent primarily relating to the

Company, each of Seller’s and its Affiliates’ Organizational Documents, minute and stock record books, corporate seal and tax records;
(l)    (i) all records and reports prepared or received by Seller and its Affiliates in connection with the sale of the Business or the transactions contemplated hereby, including all analyses relating to the Business or Buyer so prepared or received, (ii) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto and (iii) all Privileged Materials and all privileged materials, documents and records not primarily related to the Business;
(m)    all credits, refunds and other assets relating to income Taxes of Seller and its Affiliates, other than the Company;
(n)    all credits, refunds and other assets relating to non-income Taxes of the Company, and of Seller and its Affiliates with respect to the Business, to the extent not taken into account in Net Working Capital;
(o)    all assets used by Seller or its Affiliates to provide services or supplies to Buyer and its Affiliates (including, after the Closing, the Company) pursuant to the Transition Services Agreement;
(p)    all insurance policies and rights thereunder, including the benefit of any deposits or prepayments and any insurance proceeds, other than the Transferred Insurance Rights;
(q)    all assets of or relating to any Benefit Plan other than any Transferred Plan;
(r)    any employee data which relates to employees who are not Business Employees or which Seller and its Affiliates are prohibited by Law or contract from disclosing or delivering to Buyer; and
(s)    the assets, properties and rights set forth in Section A.1 of the Seller Disclosure Letter.
“Excluded Liabilities” means:
(a)    all Liabilities to the extent related to or arising out of the Excluded Assets, including all Liabilities to the extent relating to or arising out of any business of Seller or its Affiliates other than the Business;
(b)    any Indebtedness to the extent not Closing Indebtedness;
(c)    any Liabilities to the extent related to or arising out of any Benefit Plans other than the Transferred Plans;
(d)    all Liabilities for income Taxes of the Company for all pre-Closing periods (or portions thereof);
(e)    all Liabilities for non-income Taxes of the Company and of Seller and its Affiliates with respect to the Business for all pre-Closing periods (or portions thereof), to the extent not taken into account in the Net Working Capital, including any CARES Act Deferred Payments;
(f)    any Seller Transaction Expenses to the extent not Closing Seller Transaction Expenses; and
(g)    the Liabilities set forth in Section A.2 of the Seller Disclosure Letter.
“Exclusivity Period” has the meaning set forth in Section 4.24.
“Execution Date” has the meaning set forth in the Preamble.
“Existing Representation” has the meaning set forth in Section 8.10(a).
“Final Cash Consideration” means an amount equal to:
(a) $500 million; plus
(b) the Closing Cash; plus
(c) an amount (which may be positive or negative) equal to the Closing Net Working Capital, minus the Target Net Working Capital; plus
(d) an amount (which may be positive or negative) equal to the Closing Steel Inventory Adjustment; minus
(e) the Closing Indebtedness; minus
(f) the Closing Seller Transaction Expenses.
“Final Closing Statement” means the Post-Closing Statement that is deemed final in accordance with Section 1.4(b)(iv) or the Post-Closing Statement resulting from the determinations made by the Accountant in accordance with Section 1.4(b)(vi), as applicable.
“First Extended Outside Date” has the meaning set forth in Section 6.1(b)(i).
“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools and other tangible personal property (other than Inventory) Related to the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, except to the extent included in Excluded Assets.
“Forfeited Awards” has the meaning set forth in Section 4.7(e).
“Fraud” means an intentional or willful misrepresentation of material fact which constitutes common law fraud under the laws of the State of Delaware.
“Funds Flow Memorandum” means a memorandum setting forth (a) the amount payable to Seller at the Closing, and (b) institutions and account information with respect to the payments set forth in Sections 1.3(b)(i) and 1.3(b)(ii).
“GAAP” means United States generally accepted accounting principles; provided that, for purposes of the Accounting Principles and the calculation of Indebtedness, “GAAP” shall mean GAAP as in effect as of the Execution Date.

“Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.
“Hazardous Substance” means any substance that is listed, classified or regulated as a hazardous substance, pollutant, contaminant or waste pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Inactive Employees” means any Business Employee who is not actively at work and receiving workers compensation disability benefits or short- or long-term disability benefits, or is otherwise on an approved leave of absence (excluding regularly scheduled vacation or paid time off), as of the Closing Date.
“Indebtedness” means borrowings and indebtedness in the nature of borrowings of the Company, including:
(a)    all indebtedness for borrowed money;
(b)    all obligations evidenced by notes, bonds, debentures or other similar instruments;
(c)    all reimbursement obligations under letters of credit, bank guarantees or similar facilities, but only to the extent drawn upon at such time;
(d)    the balance of the outstanding payments owing in respect of leases that are (i) required to be classified as financing leases by GAAP and (ii) historically classified by the Business as financing leases, but excluding, in each case, for the avoidance of doubt, any liabilities under operating leases;
(e)    all indebtedness of a third Person of the type referred to in clauses (a) through (d) above, which have been guaranteed by the Company directly or indirectly in any manner;
(f)    the amount of any intercompany accounts payable by the Company to Seller and its Affiliates, less the amount of any intercompany accounts receivable by the Company from Seller and its Affiliates (which may be a negative number), to the extent actually owing and not settled at the Effective Time (subject to the occurrence of the Closing);
(g)    the amount of Liabilities for accumulated postretirement benefit obligations under the Postretirement Benefit Plan for Employees of CENTRIA, less the value of any pension assets associated with (i) the Pension Plan for Bargaining Group Hourly Employees of the Cambridge, Ohio Plant of NCI Group, Inc.and (ii) the CENTRIA – Ambridge Hourly Employees Pension Plan Agreement; and
(h)    all accrued interest, prepayment penalties, make-whole payments and termination or breakage costs or penalties with respect to any Indebtedness referred to in clauses (a) through (g) above.

For the avoidance of doubt, “Indebtedness” shall not include any trade credit in the ordinary course (except as provided in clause (f)), any liabilities in respect of leases other than those referred to in clause (d) above or any amount included in calculating Net Working Capital or Seller Transaction Expenses.
“Indemnitees” has the meaning set forth in Section 4.8(a).
“Independent Contractor” means any Person, other than a Business Employee, who is engaged by Seller or its Affiliates with respect to the conduct of the Business to provide services pursuant to any contract (whether written or otherwise) with such Person, including any consultant, advisory board member, staffing agency or independent contractor agent and any of their employees or sub-contractors.
“Initial Outside Date” has the meaning set forth in Section 6.1(b)(i).
“Instrument of Assignment” has the meaning set forth in Section 1.3(a)(i).
“Insurance Policies” has the meaning set forth in Section 2.17.
“Insurance-Triggered Liabilities” has the meaning set forth in Section 4.22(b).
“Intellectual Property Rights” means all intellectual property rights anywhere in the world in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (b) patents and patent applications, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) confidential and proprietary trade secrets, know-how, data and databases (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names and URLs and social media handles and accounts; and (f) Software.
“Interests” has the meaning set forth in the Recitals.
“Inventory” means all inventory owned by Seller and its Affiliates (including, following the Pre-Closing Reorganization, by the Company) Related to the Business, wherever located, including all raw materials, work-in-process, supplies, spare parts, unfinished inventory and finished goods whether held at any location or facility owned or leased by Seller or its Affiliates (including, following the Pre-Closing Reorganization, by the Company) or in transit to Seller or its Affiliates (including, following the Pre-Closing Reorganization, to the Company) or held on consignment by third parties on behalf of the Business.
“IRS” means the Internal Revenue Service.
“IT Assets” means technology devices, computers, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Key Supplier” means the 10 most significant suppliers of the Business, based on amounts invoiced during the 12-month period ended December 31, 2021, each of which is set forth in Section 2.21 of the Seller Disclosure Letter.
“Knowledge” means (i) with respect to Buyer, the actual knowledge of Tania Archibald or Debra Counsell, and (ii) with respect to Seller, the actual knowledge of the Persons set forth on Section A.5 of the Seller Disclosure Letter, in each case, without obligation of any further review or inquiry and does not include information of which they may be deemed to have constructive knowledge only.
“Labor Agreements” has the meaning set forth in Section 2.10(a).
“Law” or “Laws” means any law, statute, ordinance, common law, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.
“Lease” or “Leases” has the meaning set forth in Section 2.13(b).
“Leased Real Property” has the meaning set forth in Section 2.13(b).
“Liabilities” means all debts, liabilities, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Lien” means any lien, charge, pledge, mortgage, lease, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.
“Losses” means any and all Liabilities of any kind, interest and out-of-pocket expenses (including reasonable and documented out-of-pocket legal fees).
“LTIP Summary” has the meaning set forth in Section 4.7(e).
“Material Adverse Effect” means any Change that, individually or taken together with any other Changes, is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:
(a) Changes in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Business has operations or its products or services are sold, including changes, developments, circumstances or facts in or with respect to interest rates, exchange rates for currencies, monetary policy or inflation;
(b) Changes that are the result of factors generally affecting the industries in which the Business operates, including any Change in the regulatory environment applicable to the Business;

(c) Changes relating to, arising out of or attributable to the announcement, pendency or performance of this Agreement and the Transactions, or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by Buyer or any of its Affiliates (other than specifically contemplated or permitted by this Agreement), including, to the extent resulting from the foregoing, Changes in or with respect to the relationship of the Business, contractual or otherwise, with employees and Contract counterparties;
(d) Changes in or with respect to applicable accounting standards, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the Execution Date;
(e) any failure by the Business to meet any internal or public projections or forecasts or budgets or estimates of revenues or earnings; provided that any Change (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;
(f) any Change resulting from acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors, any weather or natural disaster, or any epidemic, pandemic, outbreak of illness (including, for the avoidance of doubt, the existence and impact of COVID‑19 on the Business), or any Law issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak of illness (including COVID-19) or other public health event or any change in such Law or interpretation thereof or any worsening of such conditions threatened or existing, or any regional, national or international calamity or crisis, whether or not caused by any Person;
(g) any actions taken or not taken by Seller, the Company or any of their respective Affiliates pursuant to this Agreement or with Buyer’s prior written consent or at Buyer’s instruction (provided that such consent or instruction was given following the Execution Date) or permitted under this Agreement; or
(h) any matter that is set forth in the Seller Disclosure Letter;
provided, further, that, with respect to clauses (a), (b), (d) and (f) of this definition, such Changes shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Business (taken as a whole) relative to other companies operating in the industries or markets in which the Business has operations, and in each case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition.
“Material Contract” has the meaning set forth in Section 2.12(a).
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Working Capital” means an amount equal to, as of the Effective Time, (a) the aggregate amount of the Current Assets constituting Transferred Assets, minus (b) the aggregate amount of the Current Liabilities constituting Assumed Liabilities. For illustrative purposes only, Exhibit D sets forth the calculation of Net Working Capital as of December 31, 2021, prepared in accordance with the Accounting Principles.
“Notice of Objection” has the meaning set forth in Section 1.4(b)(iv).
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.
“Ordinary Course of Business” means, with respect to any Person, in the ordinary course of business of such Person, consistent with past practice.
“Organizational Documents” has the meaning set forth in Section 2.2(b).
“Outside Date” means the Initial Outside Date, unless the Initial Outside Date has been extended to the First Extended Outside Date or the Second Extended Outside Date pursuant to Section 6.1(b)(i), in which case, “Outside Date” shall mean the date to which the Outside Date has been extended, as applicable.
“Owned Real Property” has the meaning set forth in Section 2.13(a).
“Parties” or “Party” has the meaning set forth in the Preamble.
“Permit” means all permits, licenses, grants, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), exceptions, tariffs, easements, variances, orders and similar rights granted by or obtained from any Governmental Entity.
“Permitted Liens” means the following Liens:
(a)    Liens for current Taxes, assessments or other governmental charges not due and payable on or before the Closing Date or that the taxpayer is contesting in good faith through appropriate proceedings disclosed to Buyer;
(b)    mechanics’, materialmens’, carriers’, workmen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the Ordinary Course of Business as long as the underlying obligations are (i) (A) not yet delinquent, (B) being contested in good faith through appropriate proceedings disclosed to Buyer, or (C) are the obligation of a tenant or other third-party to remove or discharge, and (ii) included in Net Working Capital;
(c)    with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property with respect to Liabilities that are not yet due or delinquent or are being contested in good faith by appropriate proceedings disclosed to Buyer;
(d)    zoning, building, subdivision or other similar requirements, codes or restrictions, none of which materially interfere with the present use of the property;
(e)    Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent;

(f)    other Liens, licenses, covenants, restrictions or covenants of record, or other imperfections or defects in title or chain of title of record or other similar matters, in each case, that do not, individually or in the aggregate, materially impair the present use and operation of the specific parcel of Real Property to which they relate, and in the case of defects in title, would not prevent Seller and its Affiliates from transferring each Owned Real Property to the Company as part of the Pre-Closing Reorganization;
(g)    Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Business;
(h)    the Leases;
(i)    Liens disclosed in title policies or surveys made available to Buyer prior to the Execution Date, other than those set forth in Section A.6 of the Seller Disclosure Letter;
(j)    non-exclusive licenses or similar rights with respect to Intellectual Property Rights granted in the Ordinary Course of Business;
(k)    Liens incurred in the Ordinary Course of Business that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Business or materially interfere with the use thereof as currently used by the Business; and
(l)    any Liens that will be terminated at or prior to the Closing in accordance with this Agreement.
For purposes of this definition of Permitted Liens only, “disclosed to Buyer” shall include, with respect to any proceedings commenced after the Execution Date, proceedings disclosed to Buyer promptly following the commencement of such proceedings and prior to the Closing.
“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.
“Personal Information” means any information that identifies a particular individual and, when referring to a Law concerning the privacy or security of Personal Information, has the same meaning as the similar or equivalent term defined under such Law.
“Post-Closing Adjustment” means the difference between the Final Cash Consideration and the Closing Cash Consideration.
“Post-Closing Matter” has the meaning set forth in Section 8.10(a).
“Post-Closing Representation” has the meaning set forth in Section 8.10(a).
“Post-Closing Statement” means the written statement delivered pursuant to Section 1.4(b)(i), setting forth Buyer’s good-faith calculations of the Final Cash Consideration and the Post-Closing Adjustment, which shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Effective Time, including (i) good-faith calculations of the Net Working Capital (“Closing Net Working Capital”) and the Steel Inventory Adjustment (the “Closing Steel Inventory Adjustment”) and (ii)

the amount of Cash of the Company (“Closing Cash”), Indebtedness (“Closing Indebtedness”) and Seller Transaction Expenses (“Closing Seller Transaction Expenses”).
“Pre-Closing Privileges” has the meaning set forth in Section 8.10(b).
“Pre-Closing Reorganization” has the meaning set forth in the Recitals.
“Pre-Closing Tax Period” means any taxable year or other taxable period beginning prior to the Closing and ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Prior Company Counsel” has the meaning set forth in Section 8.10(a).
“Privileged Materials” has the meaning set forth in Section 8.10(c).
“Purchase Price Allocation” has the meaning set forth in Section 1.5.
“Real Property” has the meaning set forth in Section 2.13(b).
“Records” has the meaning set forth in Section 4.5(c).
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name or social media account registrar.
“Related to the Business” means exclusively related to, or used or held for use exclusively in connection with, the Business as conducted by Seller and its Affiliates at the time immediately preceding the Closing.
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migration, emitting, escaping or emptying into or upon the environment, including any soil, sediment, subsurface strata, surface water, wetland or groundwater.
“Released Claims” has the meaning set forth in Section 4.10(a).
“Replacement Awards” has the meaning set forth in Section 4.7(e).
“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.
“Retained Information” has the meaning set forth in Section 4.5(b).
“Review Period” has the meaning set forth in Section 1.4(b)(iv).
“Second Extended Outside Date” has the meaning set forth in Section 6.1(b)(i).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Seller Disclosure Letter” has the meaning set forth in Article II.

“Seller Fundamental Representations” means Section 2.1 (Interests), Section 2.2(a) and Section 2.2(c) (Organization, Good Standing and Qualification), Section 2.3 (Authority; Approval), and Section 2.20 (Brokers and Finders).
“Seller Marks” means all Trademarks owned or controlled by Seller or its Affiliates that are not Transferred Intellectual Property, or any derivation, variation, translation or adaptation thereof, and any Trademark, word, name or logo confusingly similar thereto or embodying any of the foregoing, whether alone or in combination with any other words, names, logos or Trademarks, and whether or not Registered.
“Seller Released Parties” has the meaning set forth in Section 4.10(a).
“Seller Releasing Parties” has the meaning set forth in Section 4.10(a).
“Seller Transaction Expenses” means all unpaid (a) fees and expenses incurred by or charged to or payable by the Company for services in connection with this Agreement and the transactions contemplated hereby, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses; and (b) obligations in respect of change of control arrangements, transaction bonuses, retention payments, severance payments and similar obligations which vest or become payable to Business Employees (i) prior to the Closing or (ii) solely as a result of the consummation of the Transactions (for the avoidance of doubt, not including any retention payments that vest following the Closing Date or any “double trigger” payments), and the employer portion of any payroll Taxes attributable to the payment of the amounts described in Section 1.3(b)(ii).
“Steel Inventory” means that portion of the Inventory composed of hot‑rolled coiled steel, including raw materials, work-in-process, and finished goods.
“Steel Inventory Adjustment” means an amount (which may be positive or negative) equal to, as of the Effective Time, the product of (i) the Steel Inventory (in tons), minus the Target Steel Inventory, and (ii) the Assumed CRU Rate. For illustrative purposes only, Exhibit H sets forth the calculation of the Steel Inventory Adjustment based on forecasts for June 2022.
“Software” means any computer program, including any software implementations of algorithms, models and methodologies, whether in source code or object code and any documentation related to any of the foregoing.
“Straddle Periods” means any taxable period that begins on or before and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Supply Agreements” has the meaning set forth in the Recitals.
“Target Net Working Capital” means $17,049,795.
“Target Steel Inventory” means 17,800 tons.

“Tax” or “Taxes” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, unclaimed property, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Claim” has the meaning set forth in Section 4.1(c).
“Tax Contest” has the meaning set forth in Section 4.1(c).
“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) or any amendment to any of the foregoing required to be supplied to a Tax authority relating to Taxes.
“Taxing Authority” means any Governmental Entity responsible for or having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Transactions” means the transactions contemplated hereby.
“Transfer” means to sell, assign, transfer, convey and deliver.
“Transfer Taxes” has the meaning set forth in Section 4.1(b).
“Transferred Assets” means, collectively, all assets Related to the Business that are held by Seller or its Subsidiaries, except to the extent they are Excluded Assets, including:
(a)    Accounts Receivable, to the extent Related to the Business;
(b)    all credits, prepaid expenses and deposits to the extent Related to the Business, but only to the extent such credits, prepaid expenses and deposits relate to any Transferred Asset or Assumed Liability from and after the Closing;
(c)    Inventory;
(d)    Fixtures and Equipment, to the extent Related to the Business;
(e)    the Transferred Intellectual Property, Transferred IT Assets and Transferred Personal Information;
(f)    the Transferred Contracts;
(g)    the Transferred Plans;
(h)    all Permits Related to the Business, except those Permits the transfer of which is not permitted by applicable Law;

(i)    to the extent transferable, all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller or any of its Affiliates, including any rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof, to the extent exclusively related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset, whether arising by way of counterclaim or otherwise, except to the extent included in the Excluded Assets;
(j)    any third-party rights to reimbursements, indemnification, hold-harmless or similar rights to the extent Related to the Business;
(k)    all (A) customer and vendor lists to the extent Related to the Business and (B) files and documents to the extent Related to the Business, including all accounting records, cost and pricing information, business plans, transactional records, and any other such data and records, however stored, in each case to the extent Related to the Business; provided, that Seller and its Affiliates shall be entitled to retain and use copies of any of the foregoing that are necessary for such Person’s tax, accounting or legal purposes pursuant to the terms of this Agreement;
(l)    the Real Property and the Leases;
(m)    the goodwill of the Business;
(n)    to the extent permitted by the policies and applicable Law, all rights, if any, to any insurance benefits and proceeds (subject to any self-insurance features or obligations, including any deductibles or retrospectively-rated premiums due) payable under third party “occurrence” based insurance policies of Seller or its Affiliates (excluding any self-insurance or captive policies) to cover any Assumed Liabilities prior to the Closing Date related to any claim or demand by a third Person whether made prior to or following the Closing Date (collectively, the “Transferred Insurance Rights”); provided that no insurance policies held by Seller or its Affiliates (other than the Company) are Transferred Assets; and provided, further, that no rights under any policies shall be Transferred Assets to the extent that the assertion of such rights by Buyer would give rise to any material obligation of Seller or its Affiliates under any self-insurance features or obligations, including any deductibles or retrospectively-rated premium obligations, or to any defense or indemnification obligations related to any insurance settlement, unless such obligation is assumed by Buyer;
(o)    all credits, refunds and other assets relating to non-income Taxes of the Company and of Seller and its Affiliates with respect to the Business, that are accrued as of the Closing, to the extent reflected in the Net Working Capital; and
(p)    the assets, properties and rights set forth in Section A.3 of the Seller Disclosure Letter.
“Transferred Business Employee” has the meaning set forth in Section 4.7.
“Transferred Contract” means all Contracts (other than the Ancillary Agreements) that are Related to the Business.

“Transferred Employee Liabilities” means all Liabilities relating to, arising from or in connection with the Transferred Business Employees and their employment or termination thereof, excluding any such Liabilities expressly retained by Seller pursuant to Section 4.7.
“Transferred Insurance Rights” has the meaning set forth in the definition of “Transferred Assets”.
“Transferred Intellectual Property” means (a) the Registered Intellectual Property Rights set forth in Section A.4 of the Seller Disclosure Letter and (b) all other Intellectual Property Rights owned by Seller and its Affiliates and Related to the Business.
“Transferred IT Assets” means the IT Assets owned by Seller or its Affiliates and Related to the Business.
“Transferred Personal Information” has the meaning set forth in Section 2.16(e).
“Transferred Plans” means each Benefit Plan that is sponsored or maintained by the Company as of the Closing Date.
“Transition Services Agreement” has the meaning set forth in the Recitals.
“Transitional Period” has the meaning set forth in Section 4.19.
“Trial Balances” has the meaning set forth in Section 2.5(a).
“WARN Act” has the meaning set forth in Section 2.10(e).